AGREEMENT AND PLAN OF MERGER

by and among

BERLINER COMMUNICATIONS, INC.,

BCI EAST, INC.,

RICH BERLINER (as Parent Representative),

HM CAPITAL PARTNERS LLC (as Company Representative)

and

UNITEK HOLDINGS, INC.

Dated as of January 27, 2010

(continued)

i

(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES
(continued)

Exhibits
Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Substitute Warrant
Exhibit E	Escrow Agreement
Exhibit F	Letter of Transmittal
Exhibit G	Credit Support Agreement
Exhibit H	Indemnity Priority Agreement
Exhibit I	Registration Rights Agreement
Exhibit J	D&O Indemnification Agreement
Exhibit K	Amended and Restated Parent Certificate of Incorporation
Exhibit L	Voting Agreement
Exhibit M	Initial Parent Directors
Exhibit N	Affiliated Parties

Schedules
Schedule 4.2(n)	Company Required Consents
Schedule 4.3(d)	Director and Officer Resignations
Schedule 4.3(i)	D&O Indemnification Agreement Parties
Schedule 4.3(l)	Amendments to Employment Agreements
Schedule 4.3(m)	Parent Required Consents

Disclosure Schedules
Schedule 5.3	Capitalization of the Company
Schedule 5.4	Subsidiaries of the Company
Schedule 5.5(a)	No Conflict
Schedule 5.5(b)	Required Filings and Consents
Schedule 5.6	Company Financial Statements
Schedule 5.7	Taxes
Schedule 5.9(a)	Company Owned Real Property
Schedule 5.9(b)	Company Leased Real Property
Schedule 5.12(a)	Company Plans
Schedule 5.12(g)	Effect of Transaction on Company Plans
Schedule 5.12(i)	Company Labor Issues
Schedule 5.13	Company Material Contracts
Schedule 5.14	Legal Proceedings
Schedule 5.15(a)	Company Registered Intellectual Property
Schedule 5.15(f)	Company Software
Schedule 5.16(a)	Company Policies
Schedule 5.16(b)	Status of Company Policies
Schedule 5.18	Absence of Certain Changes or Events

v

EXHIBITS AND SCHEDULES
(continued)

Schedule 5.19	Company Customers and Suppliers
Schedule 5.20	No Brokers
Schedule 5.21	No Undisclosed Liabilities
Schedule 5.23	Debt
Schedule 6.3	Capitalization of Parent
Schedule 6.4	Subsidiaries of Parent
Schedule 6.5(a)	No Conflict
Schedule 6.5(b)	Required Filings and Consents
Schedule 6.6	Parent Financial Statements
Schedule 6.7	Internal Controls and Procedures
Schedule 6.8	Taxes
Schedule 6.10(a)	Parent Owned Real Property
Schedule 6.10(b)	Parent Leased Real Property
Schedule 6.13(a)	Parent Plans
Schedule 6.13(g)	Effect of Transaction on Parent Plans
Schedule 6.14	Parent Material Contracts
Schedule 6.15	Legal Proceedings
Schedule 6.16(a)	Parent Registered Intellectual Property
Schedule 6.16(f)	Parent Software
Schedule 6.17(a)	Parent Policies
Schedule 6.17(b)	Status of Parent Policies
Schedule 6.20	Parent Customers and Suppliers
Schedule 6.21	No Brokers
Schedule 6.23	No Undisclosed Liabilities

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of January 27, 2010, by and among Berliner Communications, Inc., a Delaware corporation (“Parent”), BCI East, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Unitek Holdings, Inc., a Delaware corporation (the “Company”), Rich Berliner (solely in his capacity as Parent Representative) (the “Parent Representative”) and HM Capital Partners LLC (solely in its capacity as Company Representative) (the “Company Representative”).

RECITALS

A.          The parties hereto intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

B.           The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company.

C.           The board of directors of Parent (the “Parent Board”) has unanimously (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

D.           Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, including the Merger.

E.           The parties hereto intend, for United States Federal income tax purposes, that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Actions” means any claim, action, suit, inquiry, indictment, demand, hearing, investigation, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through Contract, the ownership of voting securities or otherwise.

“Affiliated Party” means any Person listed on Exhibit N.

“Agreed Claims” has the meaning set forth in Section 9.5(c).

“Agreement” has the meaning set forth in the preamble.

“Appraisal Shares” has the meaning set forth in Section 3.5.

“BMO Loan” shall mean the BMO Loan, as defined in the Credit Support Agreement.

“BMO Loan Agreement” shall mean the BMO Loan Agreement, as defined in the Credit Support Agreement.

“BMO Loan Documents” shall mean the BMO Loan, the BMO Note and the BMO Loan Agreement.

“BMO Note” shall mean the BMO Note, as defined in the Credit Support Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Charter Amendment” has the meaning set forth in Section 7.1.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Share” has the meaning set forth in Section 3.1(a).

“Common Stock Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the preamble.

“Company 2007 Common Stock Purchase Warrants” means those certain common stock purchase warrants, each dated as of September 27, 2007, of the Company issued pursuant to that certain Membership Interests Purchase Agreement, dated as of September 27, 2007, by and among Unitek USA, LLC, Unitek Acquisition, Inc. and the other parties signatory thereto.

“Company 2007 Financial Statements” has the meaning set forth in Section 5.6(a).

“Company AMBB Warrants” means those certain common stock purchase warrants of the Company issuable as a contingent payment pursuant to that certain Asset Purchase Agreement (as amended), dated as of October 2, 2009, by and among FTS USA, LLC, AMBB LLC, Steven Nickel, Edward Reynolds, Cliff Sylvestre and David Sylvestre.

 “Company Balance Sheet” has the meaning set forth in Section 5.6(a).

“Company Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Company Board” has the meaning set forth in the recitals.

“Company Claim” has the meaning set forth in Section 9.5(b).

“Company Common Stock” has the meaning set forth in Section 3.1(a).

“Company Designee” has the meaning set forth in Section 7.10.

“Company Documents” has the meaning set forth in Section 5.2.

“Company Financial Statements” has the meaning set forth in Section 5.6(a).

“Company Indemnified Parties” has the meaning set forth in Section 9.3.

“Company Indemnity Shares” has the meaning set forth in Section 9.3.

“Company Intellectual Property” means all Intellectual Property and Technology owned, used or held for use by the Company or any of its Subsidiaries.

“Company Interim Financial Statements” has the meaning set forth in Section 5.6(a).

“Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property used in the operation of the businesses of, or otherwise held by, the Company or any of its Subsidiaries.

“Company Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds or has, or gives others, the right to use any Company Leased Real Property.

“Company Material Contracts” has the meaning set forth in Section 5.13.

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Company Permits” has the meaning set forth in Section 5.11.

“Company Plans” has the meaning set forth in Section 5.12(a).

“Company Policies” has the meaning set forth in Section 5.16(a).

“Company Preferred Stock” has the meaning set forth in Section 3.1(a).

“Company Representative” has the meaning set forth in Section 9.6(a).

“Company Software” has the meaning set forth in Section 5.15(f).

“Company Stock Option” means any option to acquire shares of Company Common Stock.

“Company Stock Option Plan” means the Unitek Holdings, Inc. 2007 Equity Incentive Plan, as amended.

“Company Stockholder Approval” has the meaning set forth in Section 5.22.

“Company Year-End Financial Statements” has the meaning set forth in Section 5.6(a).

“Company’s Knowledge” means the actual knowledge of Scott Hisey, Pete Giacalone, Ron Lejman, Joel Rivas, Michael Hisey, Elizabeth Downey, Daniel Yannantuono, Kenneth Wiltse, Ralph Perkins and Kevin McClelland.

“Confidentiality Agreement” has the meaning set forth in Section 8.2.

“Consent” means any consent, approval, authorization, qualification, waiver, filing, notice or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Continuing Director Designee” has the meaning set forth in Section 7.3.

“Contract” means any contract, lease, license, note, mortgage, indenture, arrangement or other agreement or obligation (including any amendments and other modifications thereto), whether written or oral.

“Controlling Stockholders” has the meaning set forth in Section 7.2.

“Credit Support Agreement” has the meaning set forth in Section 4.2(e).

“D&O Indemnified Party” has the meaning set forth in Section 7.5(b).

“Deductible Amount” has the meaning set forth in Section 9.4(b).

“DGCL” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Environment” means soil, surface water, groundwater, stream sediments, natural resources and ambient air.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a release or threatened release of Hazardous Materials.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the Environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means, with respect to any Person, any Permit required by Environmental Laws for the operation of such Person and its Subsidiaries.

“ERISA” has the meaning set forth in Section 5.12(a).

“Escrow Agent” has the meaning set forth in Section 3.4(a).

“Escrow Agreement” has the meaning set forth in Section 3.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.6(a).

“Exchange Fund” has the meaning set forth in Section 3.6(a).

“Former Company Stockholders” means the stockholders of the Company immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles as in effect at any applicable time.

“General Enforceability Exceptions” has the meaning set forth in Section 5.2.

“Governmental Authority” means any government or political subdivision, whether federal, national, state, provincial, local or foreign, or any agency, regulatory or administrative authority or commission of any such government or political subdivision, or any federal, state, local or foreign court, tribunal, or judicial or arbitral body.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HM Financial Advisory Agreement” means that certain Financial Advisory Agreement, dated as of September 27, 2007, by and among the Company, HM Capital Partners I LP, Unitek USA, LLC, Unitek Midco, Inc. and Unitek Acquisition, Inc.

“HM Monitoring and Oversight Agreement” means that certain Monitoring and Oversight Agreement, dated as of September 27, 2007, by and among the Company, HM Capital Partners I LP, Unitek USA, LLC, Unitek Midco, Inc. and Unitek Acquisition, Inc., as amended on January 27, 2010.

“Indemnified Parties” has the meaning set forth in Section 9.3.

“Indemnity Escrow Shares” has the meaning set forth in Section 3.4(a).

“Indemnity Priority Agreement” has the meaning set forth in Section 4.2(i).

“Independent Director” shall mean any member of the Parent Board other than (i) any of the current directors of the Parent Board set forth on Exhibit M under the heading “Continuing Directors”, (ii) any member, partner or employee of HM Capital Partners LLC or any fund or management company Affiliated with HM Capital Partners LLC and (iii) any member of the Company’s (or any of its Subsidiaries’) management or the Company Board at any time during the one-year period prior to the Closing Date.

“Independent Director Designee” has the meaning set forth in Section 7.3.

“Information Statement” has the meaning set forth in Section 7.1.

“Intellectual Property” means all intellectual property and industrial property rights and related priority rights throughout the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all: (a) patents and patent applications, including all continuations, continuations-in-part, divisionals and provisionals and all patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (“Patents”); (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source or business identifiers (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing (“Marks”); (c) copyrights and works of authorship (whether registered or unregistered) and moral rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (“Copyrights”); (d) trade secrets and all intellectual property rights in or to confidential and proprietary information, know-how or Technology, in each case excluding any rights in respect of any of the foregoing in this subclause (d) that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”); and (e) domain names, together with the goodwill associated therewith, and all registrations, applications for registration, renewals and extensions of any of the foregoing (“Domain Names”).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware.

“Law” means any law, treaty, statute, code, ordinance, regulation, rule or Order of any Governmental Authority.

“Liens” means any mortgage, lien, defect in title, charge, easement, security interest, option, pledge or other encumbrance.

“Loss” means (i) with respect to third-party claims, any and all out-of-pocket losses, liabilities, claims, damages (including special, punitive, exemplary, incidental and consequential damages, diminution in value and for lost profits), awards, assessments, judgments, fines, penalties, settlements, taxes, costs, fees, expenses (including costs of investigation and reasonable and actually incurred defense and attorneys’ and other professionals’ fees) and disbursements; and (ii) with respect to claims which are not third-party claims, any and all out-of-pocket losses, liabilities, claims, damages (including damages which were reasonably foreseeable as of the date of this Agreement as a result of or in connection with the applicable facts, events, Contracts, conditions, actions or inactions, as of such time, causing or relating to such damages, but excluding special, punitive, exemplary or multiple of earnings damages), awards, assessments, judgments, fines, penalties, settlements, taxes, costs, fees, expenses (including costs of investigation and reasonable and actually incurred defense and attorneys’ and other professionals’ fees) and disbursements.

“Market Value” means, with respect to each share of Parent Common Stock, $0.60, as adjusted from time to time to reflect the effect of any stock splits or similar events requiring equitable adjustment; provided, however, that the Market Value shall not be adjusted for any change in the trading price or for any sales or issuances of Parent Common Stock.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that has had or resulted in, is having or that would reasonably be expected to have or result in a material adverse effect (individually or in the aggregate with other changes or effects) on the business, property, assets, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, or that materially and adversely affects the ability of any such Person and its Subsidiaries to perform its or their obligations under this Agreement and to consummate the transactions contemplated hereby, but excludes any effect (i) resulting from general economic conditions, (ii) affecting such party or parties in the industry in which it or they conduct its or their business generally, (iii) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, (iv) resulting from any changes in applicable Laws or accounting rules, or (v) resulting from natural disasters or acts of terrorism or war; provided, however, that in the case of clauses (i) and (ii) above, the effect on such Person and its Subsidiaries is not disproportionate to the effect on other participants in the industry in which any of such Person and/or its Subsidiaries operate.

“Mediation” has the meaning set forth in Section 9.5(a).

“Mediator” has the meaning set forth in Section 9.5(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 5.12(a).

“New Plans” has the meaning set forth in Section 7.7(b).

“Notice of Disagreement” has the meaning set forth in Section 9.5(a).

“Old Plans” has the meaning set forth in Section 7.7(b).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, writ, temporary restraining order, or any other order of any nature enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Parent” has the meaning set forth in the preamble.

“Parent Audited Financial Statements” has the meaning set forth in Section 6.6(a).

“Parent Balance Sheet” has the meaning set forth in Section 6.6(a).

“Parent Balance Sheet Date” has the meaning set forth in Section 6.6(a).

“Parent Board” has the meaning set forth in the recitals.

“Parent Capitalization Date” has the meaning set forth in Section 6.3(a).

“Parent Claim” has the meaning set forth in Section 9.5(a).

“Parent Common Stock” has the meaning set forth in Section 3.1(a).

“Parent Documents” has the meaning set forth in Section 6.2.

“Parent Employees” has the meaning set forth in Section 7.7(b).

“Parent Financial Statements” has the meaning set forth in Section 6.6(a).

“Parent Indemnified Parties” has the meaning set forth in Section 9.2.

“Parent Intellectual Property” means all Intellectual Property and Technology owned, used or held for use by Parent or any of its Subsidiaries.

“Parent Interim Financial Statements” has the meaning set forth in Section 6.6(a).

“Parent Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property used in the operation of the businesses of, or otherwise held by, Parent or any of its Subsidiaries.

“Parent Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, and other agreements with respect thereto, pursuant to which Parent or any of its Subsidiaries holds or has, or gives others, the right to use any Parent Leased Real Property.

“Parent Material Contracts” has the meaning set forth in Section 6.14.

“Parent Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Parent or any of its Subsidiaries.

“Parent Permits” has the meaning set forth in Section 6.12.

“Parent Plans” has the meaning set forth in Section 6.13(a).

“Parent Policies” has the meaning set forth in Section 6.17(a).

“Parent Preferred Stock” has the meaning set forth in Section 6.3(a).

“Parent Representative” has the meaning set forth in Section 9.7(a).

“Parent SEC Documents” has the meaning set forth in Section 6.6(c)

“Parent Series A Preferred Stock” has the meaning set forth in Section 3.1(a).

“Parent Series B Preferred Stock” has the meaning set forth in Section 3.1(a).

“Parent Software” has the meaning set forth in Section 6.16(f).

“Parent Stock Option” means any option to acquire shares of Parent Common Stock.

“Parent Stock Option Plans” means Parent’s 1999 Omnibus Securities Plan, 2001 Equity Incentive Plan and 2009 Omnibus Equity Plan, each as amended.

“Parent Stockholder Consent” has the meaning set forth in Section 7.1.

“Parent Warrant” means any Contract entitling or granting any Person to purchase or otherwise acquire shares of Parent Common Stock.

“Parent’s Knowledge” means the actual knowledge of Rich Berliner, Ray Cardonne, Nick Day, Michael Guerriero, Jim Smith, Phil Southard and Robert Bradley.

“Permits” means any license, permit, authorization, franchise, concession, certificate of authority, approval, registration, qualification or similar document or authority that has been issued or granted by any Governmental Authority, or other similar right, including any related financial security in the form of a surety bond, letter of credit, cash collateral or similar instrument made a condition of or relating to such authorizations.

“Permitted Liens” means with respect to any asset or property of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable:  (i) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not yet due and payable, (iii) with respect to real property (A) any conditions that may be shown by a current, accurate survey, (B) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (C) zoning, building and other similar restrictions that are not violated by the use or occupancy of such real property or the operation of the business of the applicable Person as conducted thereon, and (iv) title of a lessor under a capital or operating lease; provided, however, that none of the foregoing described in clauses (ii) or (iii) will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the applicable Person as presently conducted in any material respect.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“PNC Payoff Letter” has the meaning set forth in Section 4.3(l).

“Preferred Share” has the meaning set forth in Section 3.1(a).

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Domain Name registrations.

“Rights” means, with respect to any Person, all options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, other Contracts or commitments that could require such Person to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity securities, stock appreciation rights, phantom stock rights, profit participation rights, or similar rights (excluding any Company Plan, in the case of the Company, and any Parent Plan, in the case of Parent).

“Sarbanes-Oxley Act” has the meaning set forth in Section 6.7.

“Schedule 5.23 Agreements” has the meaning set forth in Section 5.23.

“SEC” means the Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Series B Preferred Stock Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Shares” means Common Shares and/or Preferred Shares, as applicable.

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Committee” has the meaning set forth in Section 7.3.

“Sponsor Funds” means Sector Performance Fund, LP, a Delaware limited partnership, and SPF SBS LP, a Delaware limited partnership.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or for this purpose, a Person or Persons own a majority ownership interest or has a majority of the voting control in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Substitute Option” has the meaning set forth in Section 3.1(c).

“Substitute Warrant” has the meaning set forth in Section 3.1(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS or any other any Governmental Authority responsible for the administration, assessment or collection of any Tax.

“Technology” means all Software, compositions, content, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses and other similar writings and materials.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Treasury Regulation” means the regulations promulgated under the Code.

“Unitek Credit Agreements” means the Unitek First Lien Credit Agreement, the Unitek Second Lien Term Loan Agreement and the BMO Loan Agreement.

“Unitek First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of September 27, 2007, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., the guarantors listed on the signature pages thereof, certain financial institutions and other lender parties listed on the signature pages thereof, and Royal Bank of Canada, as amended, refinanced or replaced from time to time.

“Unitek Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement, dated as of September 27, 2007, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., the guarantors listed on the signature pages thereof, certain financial institutions and other lender parties listed on the signature pages thereof, and Royal Bank of Canada, as amended, refinanced or replaced from time to time.

“WARN” has the meaning set forth in Section 5.12(i).

ARTICLE II

THE MERGER

2.1          The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a direct, wholly-owned subsidiary of Parent.

2.2          Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall cause a certificate of merger in the form of Exhibit A (the “Certificate of Merger”) to be executed and acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed to in writing by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3          Effects of Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all of the assets, rights, privileges, powers and franchises, and be subject to all of the liabilities, restrictions and duties of Merger Sub and the Company, including under this Agreement, all as provided under the DGCL.

2.4          Certificate of Incorporation and Bylaws of the Surviving Corporation.  From and after the Effective Time:  (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit B shall become the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof or applicable Law, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit C shall become the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof, the provisions of the certificate of incorporation of the Surviving Corporation or applicable Law.

2.5          Directors and Officers of the Surviving Corporation.  From and after the Effective Time:  (i) the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly qualified and elected, as the case may be, and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation (in addition to any officers named by the board of directors of the Surviving Corporation at or after the Effective Time), until the earlier of their death, resignation or removal or until their respective successors are duly qualified and appointed, as the case may be.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

3.1          Effect on Securities of the Company.   At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a)           Conversion of Company Common Stock.  Subject to Sections 3.2 and 3.5, (i) each issued and outstanding share of common stock (a “Common Share”), par value $0.01 per share, of the Company (“Company Common Stock”), outstanding immediately prior to the Effective Time, shall thereupon be converted automatically into and shall thereafter represent the right to receive (A) 0.4 (the “Common Stock Exchange Ratio”) of a fully-paid and nonassessable share of common stock, par value $0.00002 per share, of Parent (“Parent Common Stock”), and (B) 0.012 (the “Series A Preferred Stock Exchange Ratio”) of a fully-paid and nonassessable share of Series A Convertible Preferred Stock, par value $0.00002 per share, of Parent (“Parent Series A Preferred Stock”), and (ii) each issued and outstanding share of preferred stock (a “Preferred Share”), par value $0.01 per share, of the Company (“Company Preferred Stock”), outstanding immediately prior to the Effective Time, shall thereupon be converted automatically into and shall thereafter represent the right to receive 0.02 (the “Series B Preferred Stock Exchange Ratio”) of a fully-paid and nonassessable share of Series B Convertible Preferred Stock, par value $0.00002 per share, of Parent (“Parent Series B Preferred Stock”).  The shares of Parent Common Stock and Parent Series A Preferred Stock issued to each holder of Common Shares and the shares of Parent Series B Preferred Stock issued to each holder of Preferred Shares pursuant to this Section 3.1(a), are hereinafter referred to as the “Merger Consideration.”  As a result of the Merger, at the Effective Time, each holder of Common Shares and each holder of Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time and any dividends or other distributions payable pursuant to Section 3.6(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 3.6(b).  The number of shares of Parent Common Stock and Parent Series A Preferred Stock issued to each holder of Common Shares pursuant to this Section 3.1(a) and the number of shares of Parent Series B Preferred Stock issued to each holder of Preferred Shares pursuant to this Section 3.1(a) shall be rounded up to the next whole share after taking into account all Shares surrendered by such holder.

(b)           Company Warrants.  At the Effective Time, all outstanding Company 2007 Common Stock Purchase Warrants and Company AMBB Warrants shall be cancelled and Parent shall thereafter issue to each holder thereof that has executed and delivered an agreement to exchange their warrants a replacement warrant, in substantially the form attached hereto as Exhibit D (each, a “Substitute Warrant”), to purchase Parent Common Stock, with each Substitute Warrant being exercisable at the same exercise price and for the same number of shares as under the applicable Company 2007 Common Stock Purchase Warrant or Company AMBB Warrant.

(c)           Company Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of Shares or Company Stock Options, the Company Stock Options shall cease to represent a right to acquire Company Common Stock and shall automatically be converted into an option (each, a “Substitute Option”) to purchase Parent Common Stock.  The Substitute Option shall be exercisable upon the same terms and conditions (including with respect to vesting and exercisability) as under the Company Stock Option Plan and the applicable stock option agreement (as amended) issued thereunder, except that each such Substitute Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option.  Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option.

3.2         Company Common Stock and Company Preferred Stock Owned by the Company, Merger Sub or Parent.  Notwithstanding the foregoing, each share of Company Common Stock and Company Preferred Stock held immediately prior to the Effective Time (i) by the Company as treasury stock or (ii) by any Subsidiary of the Company, shall be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.  Each share of Company Common Stock and Company Preferred Stock held immediately prior to the Effective Time by Parent or Merger Sub, shall be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

3.3         Effect on Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any Person, shall be converted into and become one fully-paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

3.4         Indemnity Shares.

(a)           Immediately prior to the Effective Time, Parent, the Parent Representative and the Company Representative shall enter into an Escrow Agreement in the form of Exhibit E attached hereto (the “Escrow Agreement”) with Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).  At the Effective Time, Parent shall deposit with the Escrow Agent 10,980,000 shares of Parent Common Stock otherwise issuable as Merger Consideration pursuant to this Agreement (the “Indemnity Escrow Shares”), which will be available to satisfy the indemnification obligations set forth in Section 9.2.  The Indemnity Escrow Shares shall be held and distributed pursuant to the Escrow Agreement.

(b)           The Escrow Agent will release all or a portion, as applicable, of the Indemnity Escrow Shares pursuant to the Escrow Agreement and the provisions of Section 9.5.  On the six-month anniversary of the Closing Date, the Escrow Agent will, in accordance with the Escrow Agreement, release any remaining Indemnity Escrow Shares, except any amount that is subject to a pending Parent Claim, which amount shall be released pursuant to the Escrow Agreement and the provisions of Section 9.5.

(c)           From and after the filing of the Charter Amendment, Parent will at all times reserve and keep available the Company Indemnity Shares out of its authorized and unissued Parent Common Stock, solely for the purpose of satisfying the indemnification obligations set forth in Section 9.3.

3.5         Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a), but instead such holder shall be entitled to the rights provided under Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the rights provided under Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(a).  Any amounts payable in cash with respect to Appraisal Shares shall be payable by the Company out of its separate funds, and no funds shall be supplied, directly or indirectly, by Parent for such purpose.  Immediately prior to the Effective Time, if necessary, the Company shall establish an escrow account and immediately deposit into such account funds sufficient to pay any such amounts.

3.6         Exchange of Shares.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company (the “Exchange Agent”), in trust for the benefit of holders of the Shares, certificates representing the shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock issuable pursuant to Section 3.1(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock will be issued), less the Indemnity Escrow Shares.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.6(c).  All certificates representing shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock deposited with the Exchange Agent (including the amount of cash to pay any dividends or other distributions payable with respect thereto pursuant to Section 3.6(c)) are hereinafter referred to as the “Exchange Fund.”

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal in the form attached hereto as Exhibit F (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Common Shares in exchange for certificates representing whole shares of Parent Common Stock and Parent Series A Preferred Stock, and the surrender of Preferred Shares in exchange for certificates representing whole shares of Parent Series B Preferred Stock (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock will be issued) and any dividends or other distributions payable pursuant to Section 3.6(c).  Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor, in the case of Common Shares that number of whole shares of Parent Common Stock and Parent Series A Preferred Stock, or in the case of Preferred Shares that number of whole shares of Parent Series B Preferred Stock (after taking into account all Shares surrendered by such holder), to which such holder is entitled pursuant to Section 3.1(a) (which shall be in uncertificated book entry form unless a physical certificate is requested), less (with respect to the Common Shares only) the pro rata portion of the Indemnity Escrow Shares attributable to each such holder of Common Shares, and any dividends or distributions payable pursuant to Section 3.6(c), and the Shares so surrendered shall forthwith be cancelled.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  Until surrendered as contemplated by this Section 3.6(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 3.6(c)) upon such surrender.  No interest shall be paid or shall accrue on any Merger Consideration payable upon due surrender of the Shares.  If any certificate representing any Shares shall have been lost, stolen or destroyed, then, upon the making of a customary affidavit by the holder of such Shares as Parent shall reasonably direct providing for an indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such certificate, the Exchange Agent will issue the Merger Consideration as described in this Article III for such Shares.

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock represented thereby, until such Share has been surrendered in accordance with this Article III.  Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, in the case of Common Shares that number of whole shares of Parent Common Stock and Parent Series A Preferred Stock, or in the case of Preferred Shares that number of whole shares of Parent Series B Preferred Stock, in exchange therefor pursuant to this Article III, together with the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock.

(d)           No Further Ownership Rights in Company Common Stock or Company Preferred Stock; Closing of Transfer Books.  All shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article III and any cash paid pursuant to Section 3.6(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares.  After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time and the holders of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except as set forth herein.  Subject to Section 3.6(e), if, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III ..

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any dividends or distributions pursuant to Section 3.6(c), subject to applicable abandoned property, escheat or similar Law.  If any certificate representing any Share shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock or any dividends or other distributions payable to the holder of such certificate representing any Share would otherwise escheat to or become the property of any Governmental Authority), any such shares of Parent Common Stock, Parent Series A Preferred Stock or Parent Series B Preferred Stock, or dividends or other distributions in respect of such certificate representing any Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Adjustments.  The number of shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock issuable pursuant to this Article III shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Parent Series A Preferred Stock, as applicable), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock, Parent Series A Preferred Stock  or Parent Series B Preferred Stock occurring on or after the date hereof (but prior to the issuances required by this Article III).

3.7         Withholding Taxes.  The Exchange Agent, Parent or the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable by it under this Agreement, such amounts as are required to be withheld or deducted under the Code or any provision of Law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Taxing Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE IV

CLOSING AND DELIVERIES

4.1         Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York on the date hereof immediately following the satisfaction of the condition set forth in Article VIII, or on such other date or at such other time and place as Parent and the Company mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).  Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

4.2         Deliveries of the Company.  At the Closing, the Company shall have delivered or caused to be delivered to Parent the following items:

(a)           a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company and not in his or her individual capacity, certifying (i) to attached copies of resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and recommending approval thereof to the Company’s stockholders, and (ii) to copies of the Company’s and each of its Subsidiaries’ articles of incorporation and bylaws (or similar governing documents) in effect as of the Closing Date;

(b)           a certificate of good standing (or equivalent document) for the Company and each of its Subsidiaries as of a recent date from the state of its incorporation, organization or formation;

(c)           the Escrow Agreement, dated as of the date hereof, duly executed by the Company;

(d)           a certificate in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) to the effect that interests in the Company are not “United States real property interests”;

(e)           a credit support agreement, in the form attached hereto as Exhibit G (the “Credit Support Agreement”), duly executed by the Company and the Sponsor Funds;

(f)            an executed copy of Amendment No. 2 to Second Incremental Term C Facility Amendment, dated as of December 17, 2009, by and among Unitek Acquisition, Inc., certain lenders party thereto and Royal Bank of Canada;

(g)           an executed copy of Amendment No. 2 to the Second Lien Term Loan Agreement, dated as of December 17, 2009, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., the guarantors listed on the signature pages thereof, certain financial institutions and other lender parties listed on the signature pages thereof, and Royal Bank of Canada;

(h)           (i) an executed copy of Amendment No. 4 to the First Lien Credit Agreement, dated as of December 17, 2009, by and among Unitek Acquisition, Inc., Unitek Midco, Inc., the guarantors listed on the signature pages thereof, certain financial institutions and other lender parties listed on the signature pages thereof, and Royal Bank of Canada and (ii) a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the satisfaction of the conditions precedent to the effectiveness of such Amendment No. 4 to the First Lien Credit Agreement;

(i)            a letter agreement regarding advancement and indemnification rights, in the form attached hereto as Exhibit H (the “Indemnity Priority Agreement”), duly executed by the Company Representative, the Company and its Subsidiaries that are signatories thereto;

(j)            evidence of the termination of the Stockholders Agreement, dated as of September 27, 2007, by and among the Company, the Sponsor Funds, HM Unitek Coinvest, LP and the other parties signatory thereto;

(k)           evidence of the termination of the Registration Rights Agreement, dated as of September 27, 2007, by and among the Company, the Sponsor Funds, HM Unitek Coinvest, LP and the other parties signatory thereto;

(l)            evidence of the termination of the Management Rights Agreement, dated as of September 27, 2007, by and between the Company and HM Unitek Coinvest, LP;

(m)          evidence of the termination of the HM Financial Advisory Agreement; and

(n)           evidence of certain third party Consents set forth on Schedule 4.2(n).

4.3         Deliveries of Parent.  At the Closing, Parent and/or Merger Sub, as applicable, shall have delivered or caused to be delivered to the Company the following items:

(a)           a duly executed certificate from an authorized officer of Parent, dated as of the Closing Date, given by him or her on behalf of Parent and not in his or her individual capacity, certifying (i) to attached copies of resolutions of the Parent Board authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) to attached copies of resolutions of the stockholder of Merger Sub approving this Agreement and the consummation of the transactions contemplated hereby, and (iii) to copies of Parent’s and each of its Subsidiaries’ articles of incorporation and bylaws (or similar governing documents) in effect as of the Closing Date;

(b)           a certificate of good standing (or equivalent document) for Parent and each of its Subsidiaries as of a recent date from the state of its incorporation, organization or formation;

(c)           evidence from the Secretary of State of the State of Delaware of the filing of certificates of designation for Parent Series A Preferred Stock and Parent Series B Preferred Stock;

(d)           written resignations, effective as of the Closing, of each director and officer of Parent and its Subsidiaries listed on Schedule 4.3(d);

(e)           resolutions of the Parent Board appointing the Company Designees as directors on the Parent Board effective as of the Closing;

(f)            the Escrow Agreement, duly executed by Parent;

(g)           a registration rights agreement, in the form attached hereto as Exhibit I, duly executed by Parent;

(h)           the Credit Support Agreement, duly executed by Parent;

(i)            director and officer indemnification agreements, in the form attached hereto as Exhibit J, duly executed by Parent for the benefit of the individuals listed on Schedule 4.3(i);

(j)            the Indemnity Priority Agreement, duly executed by Parent and its Subsidiaries that are signatories thereto;

(k)           a payoff letter from PNC Bank, N.A. (the “PNC Payoff Letter”);

(l)            amendments to certain employment agreements, effective as of the Closing, duly executed by Parent and the employees of Parent and its Subsidiaries listed on Schedule 4.3(l); and

(m)          evidence of certain third party Consents set forth on Schedule 4.3(m).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, as of immediately prior to the consummation of the transactions contemplated hereby:

5.1         Organization and Standing.  Each of the Company and its Subsidiaries is an entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.  Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company.  Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects.

5.2         Authority, Validity and Effect.  The Company has the requisite corporate power and authority to enter in this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and each other agreement or document contemplated to be executed and delivered by it or any of its Subsidiaries in connection with the transactions contemplated hereby (the “Company Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.  Except for the Company Stockholder Approval, no other proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or the Company Documents.  As of the date hereof, the Company Board has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby and directed that this Agreement be submitted to the Company’s stockholders for approval.  This Agreement has been, and each of the Company Documents shall be at or prior to the Closing, duly executed and delivered by the Company and each of its Subsidiaries (to the extent such Person is a party thereto) and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, and each of the Company Documents when so executed and delivered shall constitute, a legal, valid and binding obligation of the Company and each such Subsidiary, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

5.3         Capitalization.

(a)           The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock.  As of the date of this Agreement, (i) 109,800,000 shares of Company Common Stock are issued and outstanding, (ii) 15,823,301 shares of Company Common Stock are issuable pursuant to the Company Stock Option Plan in respect of Company Stock Options, (iii) 5,000,000 shares of Company Common Stock are issuable pursuant to the Company 2007 Common Stock Purchase Warrants and up to 250,000 shares of Company Common Stock may be issuable pursuant to the Company AMBB Warrants if and when such warrants are issued, and (iv) 12,500,000 shares of Company Preferred Stock, all of which are designated Series A Preferred Stock, are issued and outstanding.  All outstanding shares of Company Common Stock and Company Preferred Stock are duly-authorized, validly-issued, fully-paid and nonassessable and were not issued in violation of any preemptive or similar right.  Other than Company Common Stock and the Company Preferred Stock mentioned above, the Company has no other authorized or issued classes of capital stock.  The Company issued the Company Preferred Stock on January 27, 2010 for an aggregate amount of $12,500,000 in cash.

(b)           Except as set forth in Section 5.3(a) or on Schedule 5.3, there are no (i) outstanding or authorized Rights with respect to the Company or any of its Subsidiaries, (ii) voting trusts, proxies or other agreements or understandings, or (iii) agreements or understandings with respect to any management or board rights or other rights (including any registration rights agreements, investor rights agreements, voting agreements, stockholder agreements or comparable agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting, transfer, registration or other disposition of its shares of capital stock.

(c)           Except as set forth on Schedule 5.3, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d)           Except as set forth on Schedule 5.3, there are no outstanding obligations of the Company or any of its Subsidiaries restricting the transfer of, containing any right of first refusal or granting any antidilution rights with respect to, any shares of capital stock or other ownership interests of the Company or any of its Subsidiaries.  No Subsidiary of the Company owns any shares of capital stock of the Company.

5.4         Subsidiaries.  Schedule 5.4 sets forth the name of each Subsidiary of the Company, and, with respect to each such Subsidiary, (i) the jurisdiction in which it is incorporated or organized, (ii) the number of shares of its authorized capital stock or other voting securities or ownership interests, (iii) the number and class of shares, other voting securities or ownership interests thereof duly issued and outstanding, (iv) the names of all stockholders or other equity owners and the number of shares of stock or other voting securities or ownership interests owned by each stockholder or equity owner.  The outstanding shares of capital stock or other voting securities or ownership interests of each Subsidiary of the Company are validly-issued, fully-paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares, voting securities or ownership interests represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth on Schedule 5.4.  No shares of capital stock or other voting securities or ownership interests are held by any Subsidiary of the Company as treasury stock.  Except as set forth on Schedule 5.4, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person other than its Subsidiaries.

5.5         No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement or the Company Documents by the Company or any of its Subsidiaries, and, except as described in Section 5.5(b), the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby and compliance by the Company or any of its Subsidiaries with any of the provisions hereof or thereof, will not (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents), in each case as may be amended, of the Company or any of its Subsidiaries, (ii) except as set forth on Schedule 5.5(a), constitute (with or without due notice or lapse of time or both) or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, any Company Material Contract (or result in the creation or imposition of a Lien upon any material property or assets of the Company or any of its Subsidiaries), or (iii) conflict with or violate any Order, Law or Permit applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such breach, default, termination, cancellation, modification, acceleration, Lien, conflict or violation that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)           Other than (i) as set forth on Schedule 5.5(b), (ii) the Company Stockholder Approval, (iii) in connection with or in compliance with the HSR Act, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no Consent is required by the Company or any of its Subsidiaries for the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement or by the Company Documents or to maintain any material Permit held by the Company or any of its Subsidiaries except for such Consents that if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company.

5.6         Financial Statements.

(a)           True, correct and complete copies of the following financial statements have been delivered to Parent prior to the date hereof: (i) the unaudited consolidated balance sheet of Unitek Acquisition, Inc. as of December 31, 2007 and the related unaudited consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, together with the notes thereto (the “Company 2007 Financial Statements”), and the restated audited consolidated balance sheet of the Company as of December 31, 2008 and the related restated audited consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008, together with the notes thereto (together with the Company 2007 Financial Statements, the “Company Year-End Financial Statements”), and (ii) the unaudited consolidated balance sheet (the “Company Balance Sheet”) of the Company as of November 28, 2009 (the “Company Balance Sheet Date”), and the related unaudited consolidated statements of operations and cash flows for the eleven-month period then ended (the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements, the “Company Financial Statements”).

(b)           Except as set forth on Schedule 5.6, the Company Financial Statements (i) have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of Unitek Acquisition, Inc. or the Company, as applicable, on a consolidated basis with such applicable Person’s Subsidiaries, as of the dates and for the periods indicated, and (ii) were prepared in accordance with the books and records of Unitek Acquisition, Inc. and its Subsidiaries or the Company and its Subsidiaries, as applicable (subject, in the case of the Company Interim Financial Statements, to those items set forth on Schedule 5.6, normal year-end adjustments and the absence of notes thereto).

(c)           The Company and each of its Subsidiaries has in place systems and processes that are (i) designed to (A) provide reasonable assurances regarding the reliability of the Company Financial Statements and (B) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements, and (ii) customary and adequate for a company similar to the Company.  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements.  To the Company’s Knowledge and except as set forth on Schedule 5.6, (i) there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements, (ii) there are no significant deficiencies or material weaknesses in the design or operation of its internal processes that would reasonably be expected to adversely affect the Company’s ability to record, process and summarize financial information and (iii) there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal processes related to preparation of the Company Financial Statements.  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)           To the Company’s Knowledge and except as set forth on Schedule 5.6, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

5.7         Taxes.

(a)           Except as set forth on Schedule 5.7, (i) each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns are true and correct in all material respects, and the Company and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision (in accordance with GAAP) for all material Taxes on the Company Balance Sheet, (ii) there is no pending examination, investigation, audit, suit, action, claim or proceeding relating to material Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received written notice of a determination by any Taxing Authority that any material Tax amounts are owed by the Company or any of its Subsidiaries, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the Company’s Knowledge, no such determination is proposed or threatened, (iv) there are no Liens arising from or related to Taxes on or pending against the Company or any of its Subsidiaries, or any of their properties, other than statutory liens for Taxes that are not yet due and payable, and (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect.

(b)           Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group consisting exclusively of the Company and its Subsidiaries).

(c)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the two-year period prior to the date of this Agreement.

(d)           Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(e)           The Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over under applicable Laws.

(f)           No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it or may be subject to taxation by that jurisdiction, except as would not have or reasonably be expected to have a Material Adverse Effect on the Company.

5.8         Title to Properties.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or a Subsidiary of the Company has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Company Interim Financial Statements as being owned by the Company or a Subsidiary of the Company, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or a Subsidiary of the Company since the Company Balance Sheet Date in the ordinary course of business consistent with past practices and in compliance with this Agreement, and (ii) the Company or a Subsidiary of the Company has good and valid title to, or holds a valid and enforceable lease for or leasehold interest in, all of the material personal property used or held for use in the Company’s and its Subsidiaries’ businesses, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or its Subsidiaries since the Company Balance Sheet Date in the ordinary course of business consistent with past practices and in compliance with this Agreement.

5.9         Real Property.

(a)           Schedule 5.9(a) sets forth the address of each Company Owned Real Property.  With respect to each Company Owned Real Property, except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company:  (i) the Company or a Subsidiary of the Company (as the case may be and as indicated on Schedule 5.9(a)) has, good and marketable title to such Company Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) none of the Company or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any portion thereof, and (iii) none of the Company or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.  Other than the Company Owned Real Property set forth or required to be set forth on Schedule 5.9(a), neither the Company nor any of its Subsidiaries has ever owned any real property.

(b)           Schedule 5.9(b) sets forth the address of each Company Leased Real Property, and a true, correct and complete list of all Company Leases for each such Company Leased Real Property.  Except as set forth on Schedule 5.9(b), the Company has delivered to Parent prior to the date hereof a true, correct and complete copy of each such Company Lease document, and in the case of any oral Company Lease, a written summary of the material terms of such Company Lease, and in each case any amendments thereto.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each such Company Lease is in full force and effect and is a legal, valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, and is enforceable against the Company or a Subsidiary of the Company, as applicable, and to the Company’s Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions, and each such Company Lease shall continue to be in full force and effect on the same terms immediately following the consummation of the transactions contemplated hereby, and (ii) none of the Company or its Subsidiaries is in breach or default under any such Company Lease and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default by the Company or its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party thereto under such Company Lease.

(c)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, all of the buildings, fixtures and improvements located on the Company Owned Real Properties and all building systems thereof are in good operating condition and repair (subject to normal wear and tear) in all respects.

(d)           There does not exist any actual or, to the Company’s Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Owned Real Property or Company Leased Real Property, or any part thereof, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof or claiming any right to take or use all or any part thereof, except where any of the above are not having or would not reasonably be expected to have a Material Adverse Effect on the Company.

(e)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has all rights of access, rights of way, easements or surface use agreements necessary or advisable for the conduct of its business in all material respects, and there is no pending or, to the Company’s Knowledge, threatened Action by any Governmental Authority or any other Person to cancel, terminate or modify such rights of access.

5.10       Compliance with Laws.  Each of the Company and its Subsidiaries is in compliance with and not in default under or in violation of any Law or Order applicable to its business, operations, assets and employees conducting its business, except where such non-compliance, default or violation is not having or would not reasonably be expected to have a Material Adverse Effect on the Company.

5.11       Permits.  The Company and its Subsidiaries are in possession of all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  All Company Permits are in full force and effect, except where the failure to be in full force and effect is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.12       Employee Benefits and Labor Matters.

(a)           Schedule 5.12(a) sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all material employment or individual consulting agreements, and (iii) all pension, welfare benefit, bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, tax gross up, severance, leave of absence, vacation, loans, salary continuation, life insurance and educational assistance plan, policies or agreements, in each case with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees or directors of the Company or any of its Subsidiaries (collectively, the “Company Plans”).  Schedule 5.12(a) separately sets forth each Company Plan which is subject to Title IV of ERISA, is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been delivered to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination letter, and (v) the most recent summary plan descriptions or, if none, the most recent summary or other description provided to participants in such Company Plan.

(c)           The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)           The Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt, except for non-compliance which is not having or would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Company’s Knowledge, nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)           Neither the Company nor any of its Subsidiaries contributes to or has any liability or potential liability with respect to any Multiemployer Plan.  Parent will not have any obligation to make any contribution or other payment to any Multiemployer Plan which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(f)           There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), and to the Company’s Knowledge, there are no facts that could form the basis for any such Action.

(g)           Except as set forth on Schedule 5.12(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(h)           Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for purposes of applicable taxes or the Company Plans is and has been properly treated in all material respects by the Company as not being an employee for such purposes.

(i)           Except as set forth on Schedule 5.12(i), (i) none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees, nor is the Company or any of its Subsidiaries party to or otherwise bound by any collective bargaining agreement or other agreement with any labor organization, and (iii) there is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened.  There is no picketing pending or, to the Company’s Knowledge, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened.  There are no Actions against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual, which if adversely determined against the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on the Company.  The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 31, 2008.

5.13        Material Contracts.  Set forth on Schedule 5.13 is a true, correct and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries are a party or by which any of their respective properties or assets are bound as of the date of this Agreement:

(a)           Contracts made or entered into outside of the ordinary course of business and that limit or otherwise restrict in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) from engaging or competing in any material line of business in any location or with any Person;

(b)           Contracts made or entered into outside of the ordinary course of business and that include any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(c)           Contracts evidencing a joint venture, alliance or partnership agreement;

(d)           Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Company or any of its Subsidiaries;

(e)           Contracts evidencing indebtedness for borrowed money or any guarantees of any obligation in respect of indebtedness for borrowed money or other material guarantees;

(f)            bonds, debentures, notes, or other debt securities;

(g)           Contracts containing an obligation to pay a deferred purchase price for property, assets or services (including any obligation in respect of earnout payments, noncompete payments and similar payments) other than obligations with respect to trade payables or other obligations incurred in the ordinary course of business;

(h)           interest rate swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks;

(i)            leases or other Contracts under which the Company or any of its Subsidiaries is the lessee of, or holds or operates any personal property owned by another Person, for which the annual rent exceeds $500,000;

(j)            Contracts or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $1,000,000;

(k)           Contracts or group of related Contracts with the same party for the sale of products or services, under which the undelivered balance of such products or services has a sales price in excess of $1,000,000;

(l)            Contracts relating to (i) the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries, in each case involving consideration in excess of $500,000 per annum or (ii) material Intellectual Property cross-licensing arrangements;

(m)          Contracts related to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or the equity interests of any other Person;

(n)           consulting, broker or management services agreements or Contracts for the employment of any officer, employee or other Person or a severance agreement, pursuant to which the annual base salary for any such officer, employee or other Person is greater than $100,000;

(o)           Contracts pursuant to which the Company or any of its Subsidiaries lends money to any other Person;

(p)           material Contracts relating to the distribution, marketing, sale, advertising or promotion of the Company’s or any of its Subsidiaries’ products or services;

(q)           Contracts relating to the subcontracting of material services to third parties; and

(r)            leases that have been or are required to be capitalized under GAAP.

All such Contracts listed or required to be listed on Schedule 5.13 are referred to herein as “Company Material Contracts.”

Except as set forth on Schedule 5.13, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, subject only to the General Enforceability Exceptions.  Except as set forth on Schedule 5.13, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Material Contract, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under any Company Material Contract.

5.14       Legal Proceedings.  Except as set forth on Schedule 5.14, (i) there is no investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries, and (ii) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, and there are no Orders that, in the case of clause (i) or (ii) or, to the Company’s Knowledge, otherwise question the validity of this Agreement or the transactions contemplated hereby or that are having or would reasonably be expected to have a Material Adverse Effect on the Company.

5.15       Intellectual Property.

(a)           Schedule 5.15(a) sets forth a complete and accurate list of all Registered Intellectual Property owned, filed or applied for by the Company or any of its Subsidiaries, including, for each item of Registered Intellectual Property (i) the record owner (and, if different from the record owner, the beneficial owner) of such item of Registered Intellectual Property, (ii) the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or is pending and (iii) the date and number of such item of Registered Intellectual Property.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, the Registered Intellectual Property owned, filed or applied for by the Company or any of its Subsidiaries is subsisting and, to the Company’s Knowledge, valid and enforceable.

(b)           The Company and its Subsidiaries own or have sufficient rights to use all material Company Intellectual Property as the same is used, sold, licensed and exploited in the respective businesses of the Company and its Subsidiaries as currently conducted, and the Company Intellectual Property owned by or licensed to the Company or any of its Subsidiaries includes all material Intellectual Property and Technology necessary and sufficient for the Company and its Subsidiaries to conduct their respective businesses as currently conducted.

(c)           To the Company’s Knowledge, (i) neither the conduct of the business of the Company or any of its Subsidiaries (including the manufacture, use, licensing, offering for sale, sale, importation, exportation or other exploitation of any products or services in connection with the business of the Company or any of its Subsidiaries) nor any of the Company Intellectual Property (or the use, practice or exploitation thereof) infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person and (ii) except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries is being infringed, misappropriated or violated by any Person.

(d)           There are no claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or violating any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any material Company Intellectual Property.  Neither the Company nor any of its Subsidiaries has made any written or, to the Company’s Knowledge, unwritten claims against any Person alleging that any Person is infringing, misappropriating or violating any material Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(e)           The Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets owned by the Company or any of its Subsidiaries.

(f)           Schedule 5.15(f) sets forth a complete and accurate list of all Software developed by or for, or exclusively licensed to, the Company or any of its Subsidiaries (“Company Software”).  Neither the Company nor any of its Subsidiaries has licensed or provided to any Person any source code or related source code materials for any material Company Software.  No open source Software, free Software, “shareware” or other Software distributed under any similar distribution models is incorporated or embedded in or distributed with, or was or is used in connection with the development, maintenance or operation of, any Company Software in a manner that requires or obligates the Company or any of its Subsidiaries to make available, disclose, contribute, distribute or license the source code for any material Company Software to any Person (including the open source community).

(g)           The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any of its Subsidiaries to own, use, sell, license or exploit any material Company Intellectual Property.

(h)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the IT Systems owned, leased or licensed by the Company or any of its Subsidiaries are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the respective businesses of the Company and its Subsidiaries as currently conducted, and (ii) the Company and each of its Subsidiaries have taken reasonable measures to protect the confidentiality, integrity and security of such IT Systems (and any Software, data or information stored thereon).

(i)            The Company and each of its Subsidiaries have established privacy compliance policies and are in compliance with, and have been in compliance with for the two-year period prior to the date hereof, their respective privacy policies and any Laws relating to personal identifiable information.

5.16       Insurance.

(a)           Schedule 5.16(a) sets forth (i) a true and complete list of all material policies of insurance covering the Company and its Subsidiaries and their respective businesses as of the date hereof (each a “Company Policy” and collectively, the “Company Policies”), and (ii) the name of the insurer and the name of the policyholder, period of coverage, amount of coverage, amount of any deductible, the annual premium and the general type of coverage provided under such Company Policy.

(b)           Except as set forth on Schedule 5.16(b) or except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Policy is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Company Policy, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any Company Policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Company Policy.

5.17       Environmental Matters.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)           the operations of the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits;

(b)           no claim has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging either or both that the Company or any of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(c)           to the Company’s Knowledge, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could adversely affect the Company’s compliance with Environmental Laws and Environmental Permits or could reasonably be expected to result in the Company or any of its Subsidiaries incurring unbudgeted Environmental Costs and Liabilities;

(d)           the transactions contemplated hereby do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any Subsidiary of the Company with respect to environmental matters; and

(e)           the Company has provided to Parent all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

5.18       Absence of Certain Changes or Events.

(a)           Since the Company Balance Sheet Date, (i) the Company and its Subsidiaries have conducted, in all material respects, their respective businesses and operations in the ordinary course of business consistent with past practices, (ii) there has not occurred any change, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) none of the Company or any of its Subsidiaries have experienced any damage, destruction, casualty or loss materially and adversely affecting any material assets, properties or business of the Company or any of its Subsidiaries, and (iv) the Company and its Subsidiaries have not (except as expressly contemplated by the parties hereto in connection with the transactions contemplated hereby or as set forth on Schedule 5.18):

(i)           incurred, assumed, guaranteed, prepaid or otherwise become liable for any indebtedness for borrowed money, except for (A) financing of equipment or vehicle purchases incurred in the ordinary course of business or (B) indebtedness incurred in the ordinary course of business consistent with past practice under its senior credit facility;

(ii)          except in the ordinary course of business consistent with past practice, (A) sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of, any material property or assets, including the capital stock of its Subsidiaries, (B) mortgaged or encumbered, or permitted, allowed or suffered to be encumbered, any property or assets other than Permitted Liens, or (C) canceled any debts owed to or claims, or waived or released any material right, held by the Company or its Subsidiaries;

(iii)         acquired (by merger, consolidation, stock or asset purchase or otherwise) any Person or any business, division or material assets of any Person or executed, entered into or agreed upon any letter of intent, term sheet or similar arrangement, whether binding or non-binding, to so acquire any Person or any business, division or material assets;

(iv)          made any capital expenditures, loans, advances or capital contributions to, or investments in, any other Person in excess of $500,000 in the aggregate;

(v)           terminated any Contracts that would constitute a Company Material Contract if it was in existence as of the date hereof, except Contracts made in the ordinary course of business consistent with past practice, or amended, supplemented or waived any rights under any existing Company Material Contract;

(vi)          made any investments in or loans to, paid any fees or expenses to, entered into or modified any Contract with, or forgiven any loans to any Affiliate, Subsidiary, or director, officer, or employee of the Company (including any of its Affiliates or Subsidiaries);

(vii)         entered into, committed to enter into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee of the Company or its Subsidiaries (including any change-in-control agreements) other than in the ordinary course of business or pursuant to annual compensation reviews for non-salaried employees in the ordinary course of business consistent with past practice or Contracts providing for payments not exceeding $100,000 annually and for a term not exceeding one year;

(viii)        taken any action to increase or accelerate the vesting or payment (or fund or in any other way secure the payment) of compensation or benefits of any current or former director, officer, or employee (except for new hires, promotions, or increases in hourly wage rates in the ordinary course of business consistent with past practice);

(ix)          granted any severance or termination pay to any current or former director, officer, employee or consultant, except as required by an existing Company Plan or Contract;

(x)           amended any Company Plan to increase the benefits available thereunder, other than scheduled changes in the ordinary course of business consistent with past practice or created any new Company Plan;

(xi)           made any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or applicable Law, including changing any actuarial or other assumptions used to calculate funding obligations with regard to any Company Plan or changing the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(xii)          made or changed any material election concerning Taxes or Tax Returns, filed any material amended Tax Return, entered into any closing agreement with respect to Taxes, settled any material Tax claim or assessment or surrendered any right to claim a material refund of Taxes or obtained any Tax ruling;

(xiii)        taken any action, or failed to take any action, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(xiv)        settled or compromised any Action, or released, dismissed or otherwise disposed of any Action, other than settlements, compromises, releases, dismissals or dispositions of an Action that involve the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate by the Company or any Subsidiary of the Company and do not involve any material injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company or any of its Subsidiaries;

(xv)         entered into interest rate swaps and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

(xvi)        agreed or committed to do any of the foregoing.

    (b)      Since the Company Balance Sheet Date, the Company and its Subsidiaries have not taken any action or inaction outside of the ordinary course of business consistent with past practices with the intent of reducing working capital, including accelerating or decelerating any scheduled receipts or payments or incurring any additional indebtedness for borrowed money (except for (i) financing of equipment or vehicle purchases incurred in the ordinary course of business or (ii) indebtedness incurred in the ordinary course of business consistent with past practice under its senior credit facility).  Since the Company Balance Sheet Date, the Company and its Subsidiaries have not declared or paid any dividends or distributions (whether in cash, stock or property or any combination thereof) or repurchased any shares of capital stock or other equity interests.

5.19           Customers and Suppliers.  Schedule 5.19 sets forth (i) each of the Company’s and its Subsidiaries’ ten largest customers as a percentage of the Company’s consolidated revenue for the 11 months ended November 28, 2009 and (ii) each of the Company’s and its Subsidiaries’ ten largest suppliers as a percentage of the Company’s consolidated purchases for the 11 months ended November 28, 2009.  Except as set forth on Schedule 5.19, since December 31, 2008, no customer or supplier listed or required to be listed on Schedule 5.19 has terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed the price, volume or other terms of its business with the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such customer or supplier has notified the Company or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing, volume or other terms of its business with the Company or any of its Subsidiaries.

5.20           No Brokers; Management Agreements.  Except as set forth on Schedule 5.20, no broker, finder or similar agent has been employed by or on behalf of the Company or any of its Subsidiaries, and no Person with which the Company or any of its Subsidiaries has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.  There are no management agreements or similar agreements binding upon the Company or any of its Subsidiaries, other than the HM Financial Advisory Agreement, which is being terminated in connection with the Closing, and the HM Monitoring and Oversight Agreement.

5.21           No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any obligation or liability (whether or not accrued, absolute, contingent, unliquidated or otherwise), except for (i) liabilities specifically reflected and reserved against on the Company Balance Sheet, (ii) liabilities permitted or contemplated by this Agreement, (iii) liabilities that have arisen after the Company Balance Sheet Date in the ordinary course of business consistent with past practices that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, (iv) liabilities listed on Schedule 5.21 or (v) liabilities that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

5.22           Required Vote of the Company Stockholders.  The affirmative vote of (i) a majority of the outstanding Company Common Stock and the Company Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the outstanding Company Preferred Stock, voting as a separate class, are the only votes of holders of securities of the Company that are required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

5.23           Debt.  Schedule 5.23 sets forth the current outstanding principal amount and all accrued and unpaid interest (and each agreement with respect thereto), as of the end of the Business Day immediately prior to the Closing, of all indebtedness for borrowed money (but, for the avoidance of doubt, excluding any capital leases, accounts payable, lines of credit with customers or suppliers and any amounts owed with respect to credit cards, including Comdata and Wright Express credit cards) of the Company and its Subsidiaries that have a current principal amount owing in excess of $250,000.  To the Company’s Knowledge, (i) the representations and warranties contained in each of the agreements in respect of indebtedness for borrowed money required to be included on Schedule 5.23 (the “Schedule 5.23 Agreements”) are true and correct in all material respects on and as of the date hereof, before and after giving effect to the Closing, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case such representations and warranties are true and correct in all material respects as of such specific date and (ii) no default (howsoever described in the applicable Schedule 5.23 Agreement) with respect to any of the Schedule 5.23 Agreements has occurred and is continuing.

5.24           Restated Financial Statements.  The restatement of the Company’s accounts receivable reserve accrual balance as of December 31, 2008 (as reflected in the Company Financial Statements) is consistent with the terms disclosed to the Administrative Agent (as defined in the Unitek First Lien Credit Agreement) prior to the Forbearance Effective Date (as defined in Amendment No. 4 to the Unitek First Lien Credit Agreement).

5.25           No Additional Representations.  The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Company (or any of its Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (ii) the future business and operations of Parent and its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since June 30, 2007 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, other than, in the case of any such disclosures or other statements, any factual or historical information contained therein) Parent and Merger Sub represent and warrant to the Company that, as of immediately prior to the consummation of the transactions contemplated hereby:

6.1           Organization and Standing.  Each of Parent and its Subsidiaries is an entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.  Each of Parent and its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent.  Each of Parent and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects.

6.2           Authority, Validity and Effect.  Parent has the requisite corporate power and authority to enter in this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent of this Agreement and each other agreement or document contemplated to be executed and delivered by it or any of its Subsidiaries in connection with the transactions contemplated hereby (the “Parent Documents”) and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Parent, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Parent Documents.  This Agreement has been, and each of the Parent Documents shall be at or prior to the Closing, duly executed and delivered by Parent and each of its Subsidiaries (to the extent such Person is a party thereto) and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes, and each of the Parent Documents when so executed and delivered shall constitute, a legal, valid and binding obligation of Parent and each such Subsidiary, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3           Capitalization.

  (a)           The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $0.00002 per share (“Parent Preferred Stock”), of which 1,317,602 shares have been designated Parent Series A Preferred Stock and 682,398 shares have been designated Parent Series B Preferred Stock.  As of the close of business on December 31, 2009 (the “Parent Capitalization Date”), (i) 26,515,732 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 2,203,977 shares of Parent Common Stock were issuable pursuant to the Parent Stock Option Plans in respect of Parent Stock Options, (iv) 1,003,572 shares of Parent Common Stock were issuable pursuant to the Parent Warrants, and (v) no shares of Parent Preferred Stock (including Parent Series A Preferred Stock and Parent Series B Preferred Stock) were issued or outstanding.  All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be, duly-authorized, validly-issued, fully-paid and nonassessable and were not or will not be issued in violation of any preemptive or similar right.  Other than Parent Common Stock and Parent Preferred Stock (including Parent Series A Preferred Stock and Parent Series B Preferred Stock), Parent has no other authorized or issued classes of capital stock.  From the close of business on the Parent Capitalization Date through the date of this Agreement, there have been no issuances of shares of capital stock or equity securities of Parent or any other securities of Parent other than (i) the issuance of Parent Stock Options exercisable for up to 5,000 shares of Parent Common Stock and (ii) issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding as of the Parent Capitalization Date under the Parent Stock Option Plans.

  (b)           Except as set forth in Section 6.3(a) or on Schedule 6.3, there are no (i) outstanding or authorized Rights with respect to Parent or any of its Subsidiaries, (ii) voting trusts, proxies or other agreements or understandings, or (iii) agreements or understandings with respect to any management or board rights or other rights (including any registration rights agreements, investor rights agreements, voting agreements, stockholder agreements or comparable agreements) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting, transfer, registration or other disposition of its shares of capital stock.

  (c)           Except as set forth on Schedule 6.3, neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

  (d)           Except as set forth on Schedule 6.3, there are no outstanding obligations of Parent or any of its Subsidiaries restricting the transfer of, containing any right of first refusal or granting any antidilution rights with respect to, any shares of capital stock or other ownership interests of Parent or any of its Subsidiaries.  No Subsidiary of Parent owns any shares of capital stock of Parent.

  (e)           The shares of Parent Common Stock, Parent Series A Preferred Stock and Parent Series B Preferred Stock to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly-issued and will be fully-paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

6.4           Subsidiaries.  Schedule 6.4 sets forth the name of each Subsidiary of Parent, and, with respect to each such Subsidiary, (i) the jurisdiction in which it is incorporated or organized, (ii) the number of shares of its authorized capital stock or other voting securities or ownership interests, (iii) the number and class of shares, other voting securities or ownership interests thereof duly issued and outstanding, (iv) the names of all stockholders or other equity owners and the number of shares of stock or other voting securities or ownership interests owned by each stockholder or equity owner.  The outstanding shares of capital stock or other voting securities or ownership interests of each Subsidiary of Parent are validly-issued, fully-paid and nonassessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares, voting securities or ownership interests represented as being owned by Parent or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth on Schedule 6.4.  No shares of capital stock or other voting securities or ownership interests are held by any Subsidiary of Parent as treasury stock.  Parent does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person other than its Subsidiaries.

6.5           No Conflict; Required Filings and Consents.

  (a)           The execution and delivery of this Agreement or the Parent Documents by Parent or any of its Subsidiaries, and, except as described in Section 6.5(b), the consummation by Parent or any of its Subsidiaries of the transactions contemplated hereby or thereby and compliance by Parent or any of its Subsidiaries with any of the provisions hereof or thereof, will not (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation, certificate of formation, bylaws or operating agreement (or equivalent organizational documents), in each case as may be amended, of Parent or any of its Subsidiaries, (ii) except as set forth on Schedule 6.5(a), constitute (with or without due notice or lapse of time or both) or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, any Parent Material Contract (or result in the creation or imposition of a Lien upon any material property or assets of Parent or any of its Subsidiaries), or (iii) conflict with or violate any Order, Law or Permit applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such breach, default, termination, cancellation, modification, acceleration, Lien, conflict or violation that would not reasonably be expected to have a Material Adverse Effect on Parent.

  (b)           Other than (i) as set forth on Schedule 6.5(b), (ii) in connection with or in compliance with (A) the Exchange Act, (B) the Securities Act and (C) the HSR Act, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no Consent is required by Parent or any of its Subsidiaries for the consummation by Parent or any of its Subsidiaries of the transactions contemplated by this Agreement or by the Parent Documents or to maintain any material Permit held by Parent or any of its Subsidiaries except for such Consents that if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Parent.

6.6           Financial Statements; SEC Filings.

  (a)           True, correct and complete copies of the following financial statements have been delivered to the Company prior to the date hereof: (i) the audited consolidated balance sheets of Parent as of June 30, 2008 and 2009, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2008 and 2009, together with the notes thereto (collectively, the “Parent Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet (the “Parent Balance Sheet”) of Parent as of September 30, 2009 (the “Parent Balance Sheet Date”), and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended (the “Parent Interim Financial Statements” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”).

  (b)           The Parent Financial Statements (i) have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, stockholders’ equity, and cash flows of Parent, on a consolidated basis with its Subsidiaries, as of the dates and for the periods indicated, and (ii) were prepared in accordance with the books and records of Parent and its Subsidiaries (subject, in the case of the Parent Interim Financial Statements, to those items set forth on Schedule 6.6, normal year-end adjustments and the notes thereto).

  (c)           From June 30, 2008 through the date of this Agreement, Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (the “Parent SEC Documents”).  None of Parent’s Subsidiaries is required to make any filings with the SEC.  As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents (excluding any Parent Financial Statements included therein) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (d)           To Parent’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

6.7           Internal Controls and Procedures.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures in accordance with Rule 13a-15 and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report based on such evaluation.  Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) except as set forth on Schedule 6.7, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

6.8           Taxes.

  (a)           Except as set forth on Schedule 6.8, (i) each of Parent and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns are true and correct in all material respects, and Parent and each of its Subsidiaries has paid all material Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision (in accordance with GAAP) for all material Taxes on the Parent Balance Sheet, (ii) there is no pending examination, investigation, audit, suit, action, claim or proceeding relating to material Taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received by Parent or any of its Subsidiaries, (iii) neither Parent nor any of its Subsidiaries has received written notice of a determination by any Taxing Authority that any material Tax amounts are owed by Parent or any of its Subsidiaries, which determination has not been paid, compromised, or otherwise finally disposed of, and, to Parent’s Knowledge, no such determination is proposed or threatened, (iv) there are no Liens arising from or related to Taxes on or pending against Parent or any of its Subsidiaries, or any of their properties, other than statutory liens for Taxes that are not yet due and payable, and (v) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax, which waiver or extension remains in effect.

  (b)           Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).  Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group consisting exclusively of Parent and its Subsidiaries).

  (c)           Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the two-year period prior to the date of this Agreement.

  (d)           Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

  (e)           Parent and each of its Subsidiaries has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over under applicable Laws.

  (f)           No claim has ever been made in writing by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it or may be subject to taxation by that jurisdiction, except as would not have or reasonably be expected to have a Material Adverse Effect on Parent.

6.9           Title to Properties.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent or a Subsidiary of Parent has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Parent Interim Financial Statements as being owned by Parent or a Subsidiary of Parent, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by Parent or a Subsidiary of Parent since the Parent Balance Sheet Date in the ordinary course of business consistent with past practices and in compliance with this Agreement, and (ii) Parent or a Subsidiary of Parent has good and valid title to, or holds a valid and enforceable lease for or leasehold interest in, all of the material personal property used or held for use in Parent’s and its Subsidiaries’ businesses, free and clear of all Liens, except for Permitted Liens, excluding properties and assets sold or disposed of by Parent or its Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business consistent with past practices and in compliance with this Agreement.

6.10          Real Property.

  (a)           Schedule 6.10(a) sets forth the address of each Parent Owned Real Property.  With respect to each Parent Owned Real Property, except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent:  (i) Parent or a Subsidiary of Parent (as the case may be and as indicated on Schedule 6.10(a)) has, good and marketable title to such Parent Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) none of Parent or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Parent Owned Real Property or any portion thereof, and (iii) none of Parent or its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.  Other than the Parent Owned Real Property set forth or required to be set forth on Schedule 6.10(a), neither Parent nor any of its Subsidiaries has ever owned any real property.

  (b)           Schedule 6.10(b) sets forth the address of each Parent Leased Real Property, and a true, correct and complete list of all Parent Leases for each such Parent Leased Real Property.  Except as set forth on Schedule 6.10(b), Parent has delivered to the Company prior to the date hereof a true, correct and complete copy of each such Parent Lease document, and in the case of any oral Parent Lease, a written summary of the material terms of such Parent Lease, and in each case any amendments thereto.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each such Parent Lease is in full force and effect and is a legal, valid and binding agreement of Parent or a Subsidiary of Parent, as applicable, and is enforceable against Parent or a Subsidiary of Parent, as applicable, and to Parent’s Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions, and each such Parent Lease shall continue to be in full force and effect on the same terms immediately following the consummation of the transactions contemplated hereby, and (ii) none of Parent or its Subsidiaries is in breach or default under any such Parent Lease and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default by Parent or its Subsidiaries, as applicable, or, to Parent’s Knowledge, any other party thereto under such Parent Lease.

  (c)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, all of the buildings, fixtures and improvements located on the Parent Owned Real Properties and all building systems thereof are in good operating condition and repair (subject to normal wear and tear) in all respects.

  (d)           There does not exist any actual or, to Parent’s Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Parent Owned Real Property or Parent Leased Real Property, or any part thereof, and Parent has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof or claiming any right to take or use all or any part thereof, except where any of the above are not having or would not reasonably be expected to have a Material Adverse Effect on Parent.

  (e)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has all rights of access, rights of way, easements or surface use agreements necessary or advisable for the conduct of its business in all material respects, and there is no pending or, to Parent’s Knowledge, threatened Action by any Governmental Authority or any other Person to cancel, terminate or modify such rights of access.

6.11         Compliance with Laws.  Each of Parent and its Subsidiaries is in compliance with and not in default under or in violation of any Law or Order applicable to its business, operations, assets and employees conducting its business, except where such non-compliance, default or violation is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.12         Permits.  Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits is not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect is not having or would not reasonably be expected to have a Material Adverse Effect on Parent.

6.13         Employee Benefits and Labor Matters.

  (a)           Schedule 6.13(a) sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all material employment or individual consulting agreements, and (iii) all pension, welfare benefit, bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, tax gross up, severance, leave of absence, vacation, loans, salary continuation, life insurance and educational assistance plan, policies or agreements, in each case with respect to which Parent or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for current or former employees or directors of Parent or any of its Subsidiaries (collectively, the “Parent Plans”).  Schedule 6.13(a) separately sets forth each Parent Plan which is subject to Title IV of ERISA, is a Multiemployer Plan, or is or has been subject to Sections 4063 or 4064 of ERISA.

  (b)           Correct and complete copies of the following documents with respect to each of the Parent Plans (other than a Multiemployer Plan) have been delivered to the Company by Parent to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination letter, and (v) the most recent summary plan descriptions or, if none, the most recent summary or other description provided to participants in such Parent Plan.

  (c)           The Parent Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

  (d)           The Parent Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt, except for non-compliance which is not having or would not reasonably be expected to have a Material Adverse Effect on Parent.  To Parent’s Knowledge, nothing has occurred with respect to the operation of the Parent Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

  (e)           Neither Parent nor any of its Subsidiaries contributes to or has any liability or potential liability with respect to any Multiemployer Plan.

  (f)           There are no pending Actions arising from or relating to the Parent Plans (other than routine benefit claims), and to Parent’s Knowledge, there are no facts that could form the basis for any such Action.

  (g)           Except as set forth on Schedule 6.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Parent Plan.

  (h)           There are no Parent Plans that obligate Parent or any of its Subsidiaries to measure performance or to make any payments based upon or calculated in relation to the EBITDA, revenue, or other financial or operational metrics of Parent and its Subsidiaries on a combined basis in a manner that would include the Company and its Subsidiaries following the Closing.

  (i)            Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for purposes of applicable taxes or the Parent Plans is and has been properly treated in all material respects by Parent as not being an employee for such purposes.

  (j)            None of the employees of Parent or its Subsidiaries is represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization.  Neither Parent nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has Parent or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees, nor is Parent or any of its Subsidiaries party to or otherwise bound by any collective bargaining agreement or other agreement with any labor organization.  There is no union organization activity involving any of the employees of Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened.  There is no picketing pending or, to Parent’s Knowledge, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened.  There are no Actions against Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual, which if adversely determined against Parent or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect on Parent.  Parent and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Parent or any of its Subsidiaries since December 31, 2008.

6.14         Material Contracts.  Set forth on Schedule 6.14 is a true, correct and complete list of each of the following types of Contracts to which Parent or any of its Subsidiaries are a party or by which any of their respective properties or assets are bound as of the date of this Agreement:

   (a)           Contracts made or entered into outside of the ordinary course of business and that limit or otherwise restrict in any material respect Parent or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) from engaging or competing in any material line of business in any location or with any Person;

  (b)           Contracts made or entered into outside of the ordinary course of business and that include any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of Parent or its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

  (c)           Contracts evidencing a joint venture, alliance or partnership agreement;

  (d)           Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of Parent or any of its Subsidiaries;

  (e)           Contracts evidencing indebtedness for borrowed money or any guarantees of any obligation in respect of indebtedness for borrowed money or other material guarantees;

  (f)           bonds, debentures, notes, or other debt securities;

  (g)           Contracts containing an obligation to pay a deferred purchase price for property, assets or services (including any obligation in respect of earnout payments, noncompete payments and similar payments) other than obligations with respect to trade payables or other obligations incurred in the ordinary course of business;

  (h)           interest rate swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks;

  (i)            leases or other Contracts under which Parent or any of its Subsidiaries is the lessee of, or holds or operates any personal property owned by another Person, for which the annual rent exceeds $250,000;

  (j)            Contracts or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $500,000;

  (k)           Contracts or group of related Contracts with the same party for the sale of products or services, under which the undelivered balance of such products or services has a sales price in excess of $500,000;

  (l)            Contracts relating to (i) the licensing of Intellectual Property by Parent or any of its Subsidiaries to a third party or by a third party to Parent or any of its Subsidiaries, in each case involving consideration in excess of $250,000 per annum or (ii) material Intellectual Property cross-licensing arrangements;

  (m)          Contracts related to the acquisition or disposition by Parent or any of its Subsidiaries of any operating business or the equity interests of any other Person;

  (n)          consulting, broker or management services agreements or Contracts for the employment of any officer, employee or other Person or severance agreement, pursuant to which the annual base salary for any such officer, employee or other Person is greater than $100,000;

  (o)           Contracts pursuant to which Parent or any of its Subsidiaries lends money to any other Person;

  (p)           material Contracts relating to the distribution, marketing, sale, advertising or promotion of Parent’s or any of its Subsidiaries’ products or services;

  (q)           Contracts relating to the subcontracting of material services to third parties; and

  (r)            leases that have been or are required to be capitalized under GAAP.

All such Contracts listed or required to be listed on Schedule 6.14 are referred to herein as “Parent Material Contracts.”

  Except as set forth on Schedule 6.14, each Parent Material Contract is valid and binding and in full force and effect and, to Parent’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, subject only to the General Enforceability Exceptions.  Except as set forth on Schedule 6.14, neither Parent nor any of its Subsidiaries, nor to Parent’s Knowledge any other party to a Parent Material Contract, has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Parent Material Contract, and neither Parent nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under any Parent Material Contract.

6.15         Legal Proceedings.  Except as set forth on Schedule 6.15, (i) there is no investigation or review pending (or, to Parent’s Knowledge, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries, and (ii) there are no Actions pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or their respective assets, and there are no Orders that, in the case of clause (i) or (ii) or, to Parent’s Knowledge, otherwise question the validity of this Agreement or the transactions contemplated hereby or that are having or would reasonably be expected to have a Material Adverse Effect on Parent.

6.16         Intellectual Property.

  (a)           Schedule 6.16(a) sets forth a complete and accurate list of all Registered Intellectual Property owned, filed or applied for by Parent or any of its Subsidiaries, including, for each item of Registered Intellectual Property (i) the record owner (and, if different from the record owner, the beneficial owner) of such item of Registered Intellectual Property, (ii) the jurisdiction in which such item of Registered Intellectual Property has been issued or registered or is pending and (iii) the date and number of such item of Registered Intellectual Property.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, the Registered Intellectual Property owned, filed or applied for by Parent or any of its Subsidiaries is subsisting and, to Parent’s Knowledge, valid and enforceable.

  (b)           Parent and its Subsidiaries own or have sufficient rights to use all material Parent Intellectual Property as the same is used, sold, licensed and exploited in the respective businesses of Parent and its Subsidiaries as currently conducted, and the Parent Intellectual Property owned by or licensed to Parent or any of its Subsidiaries includes all material Intellectual Property and Technology necessary and sufficient for Parent and its Subsidiaries to conduct their respective businesses as currently conducted.

  (c)           To Parent’s Knowledge, (i) neither the conduct of the business of Parent or any of its Subsidiaries (including the manufacture, use, licensing, offering for sale, sale, importation, exportation or other exploitation of any products or services in connection with the business of Parent or any of its Subsidiaries) nor any of the Parent Intellectual Property (or the use, practice or exploitation thereof) infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person and (ii) except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, none of the Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries is being infringed, misappropriated or violated by any Person.

  (d)           There are no claims pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries (i) alleging that Parent or any of its Subsidiaries is infringing, misappropriating or violating any Intellectual Property of any Person or (ii) challenging the ownership, use, validity or enforceability of any material Parent Intellectual Property.  Neither Parent nor any of its Subsidiaries has made any written or, to Parent’s Knowledge, unwritten claims against any Person alleging that any Person is infringing, misappropriating or violating any material Parent Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries.

  (e)           Parent and each of its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets owned by Parent or any of its Subsidiaries.

  (f)           Schedule 6.16(f) sets forth a complete and accurate list of all Software developed by or for, or exclusively licensed to, Parent or any of its Subsidiaries (“Parent Software”).  Neither Parent nor any of its Subsidiaries has licensed or provided to any Person any source code or related source code materials for any material Parent Software.  No open source Software, free Software, “shareware” or other Software distributed under any similar distribution models is incorporated or embedded in or distributed with, or was or is used in connection with the development, maintenance or operation of, any Parent Software in a manner that requires or obligates Parent or any of its Subsidiaries to make available, disclose, contribute, distribute or license the source code for any material Parent Software to any Person (including the open source community).

  (g)           The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of Parent or any of its Subsidiaries to own, use, sell, license or exploit any material Parent Intellectual Property.

  (h)           Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, (i) the IT Systems owned, leased or licensed by Parent or any of its Subsidiaries are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the respective businesses of Parent and its Subsidiaries as currently conducted, and (ii) Parent and each of its Subsidiaries have taken reasonable measures to protect the confidentiality, integrity and security of such IT Systems (and any Software, data or information stored thereon).

  (i)           Parent and each of its Subsidiaries have established privacy compliance policies and are in compliance with, and have been in compliance with for the two year period prior to the date hereof, their respective privacy policies and any Laws relating to personal identifiable information.

6.17         Insurance.

  (a)           Schedule 6.17(a) sets forth (i) a true and complete list of all material policies of insurance covering Parent and its Subsidiaries and their respective businesses as of the date hereof (each a “Parent Policy” and collectively, the “Parent Policies”), and (ii) the name of the insurer and the name of the policyholder, period of coverage, amount of coverage, amount of any deductible, the annual premium and the general type of coverage provided under such Parent Policy.

  (b)           Except as set forth on Schedule 6.17(b) or except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Policy is in full force and effect, all premiums due thereon have been paid in full and Parent and its Subsidiaries are in compliance with the terms and conditions of such Parent Policy, (ii) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Parent Policy.

6.18         Environmental Matters.  Except as is not having or would not reasonably be expected to have a Material Adverse Effect on Parent:

  (a)           the operations of Parent and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits;

  (b)           no claim has been made or is pending, or to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries alleging either or both that Parent or any of its Subsidiaries may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

  (c)           to Parent’s Knowledge, no facts, circumstances or conditions exist with respect to Parent or any of its Subsidiaries or any property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries or any property to which Parent or any of its Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could adversely affect Parent’s compliance with Environmental Laws and Environmental Permits or could reasonably be expected to result in Parent or any of its Subsidiaries incurring unbudgeted Environmental Costs and Liabilities;

  (d)          the transactions contemplated hereby do not require the consent of or filings with any Governmental Authority with jurisdiction over Parent or any Subsidiary of Parent with respect to environmental matters; and

  (e)          Parent has provided to the Company all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of Parent or any of its Subsidiaries.

6.19         Absence of Certain Changes or Events.

  (a)          Since the Parent Balance Sheet Date, (i) Parent and its Subsidiaries have conducted, in all material respects, their respective businesses and operations in the ordinary course of business consistent with past practices, (ii) there has not occurred any change, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (iii) none of Parent or any of its Subsidiaries have experienced any damage, destruction, casualty or loss materially and adversely affecting any material assets, properties or business of Parent or any of its Subsidiaries, and (iv) Parent and its Subsidiaries have not (except as expressly contemplated by the parties hereto in connection with the transactions contemplated hereby):

  (i)           incurred, assumed, guaranteed, prepaid or otherwise become liable for any indebtedness for borrowed money, except for (A) financing of equipment or vehicle purchases incurred in the ordinary course of business or (B) indebtedness under its senior credit facility with PNC Bank, N.A.;

  (ii)          except in the ordinary course of business consistent with past practice, (A) sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of, any material property or assets, including the capital stock of its Subsidiaries, (B) mortgaged or encumbered, or permitted, allowed or suffered to be encumbered, any property or assets other than Permitted Liens, or (C) canceled any debts owed to or claims, or waived or released any material right, held by Parent or its Subsidiaries;

  (iii)         acquired (by merger, consolidation, stock or asset purchase or otherwise) any Person or any business, division or material assets of any Person or executed, entered into or agreed upon any letter of intent, term sheet or similar arrangement, whether binding or non-binding, to so acquire any Person or any business, division or material assets;

  (iv)        made any capital expenditures, loans, advances or capital contributions to, or investments in, any other Person in excess of $250,000 in the aggregate;

  (v)         terminated any Contracts that would constitute a Parent Material Contract if it was in existence as of the date hereof, except Contracts made in the ordinary course of business consistent with past practice, or amended, supplemented or waived any rights under any existing Parent Material Contract;

  (vi)        made any investments in or loans to, paid any fees or expenses to, entered into or modified any Contract with, or forgiven any loans to any Affiliate, Subsidiary, or director, officer, or employee of Parent (including any of its Affiliates or Subsidiaries);

  (vii)       entered into, committed to enter into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee of Parent or its Subsidiaries (including any change-in-control agreements) other than in the ordinary course of business or pursuant to annual compensation reviews in the ordinary course of business consistent with past practice or Contracts providing for payments not exceeding $100,000 annually and for a term not exceeding one year;

  (viii)      taken any action to increase or accelerate the vesting or payment (or fund or in any other way secure the payment) of compensation or benefits of any current or former director, officer, or employee (except for new hires, promotions, or increases in hourly wage rates in the ordinary course of business consistent with past practice);

  (ix)         granted any severance or termination pay to any current or former director, officer, employee or consultant, except as required by an existing Parent Plan or Contract;

  (x)          amended any Parent Plan to increase the benefits available thereunder, other than scheduled changes in the ordinary course of business consistent with past practice or created any new Parent Plan;

  (xi)         made any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or applicable Law, including changing any actuarial or other assumptions used to calculate funding obligations with regard to any Parent Plan or changing the manner in which contributions to such plans are made or the basis on which such contributions are determined;

  (xii)        made or changed any material election concerning Taxes or Tax Returns, filed any material amended Tax Return, entered into any closing agreement with respect to Taxes, settled any material Tax claim or assessment or surrendered any right to claim a material refund of Taxes or obtained any Tax ruling;

  (xiii)       taken any action, or failed to take any action, which action or failure to act would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

 (xiv)       settled or compromised any Action, or released, dismissed or otherwise disposed of any Action, other than settlements, compromises, releases, dismissals or dispositions of an Action that involve the payment of monetary damages not in excess of $50,000 individually or $125,000 in the aggregate by Parent or any Subsidiary of Parent and do not involve any material injunctive or other non-monetary relief or impose restrictions on the business or operations of Parent or any of its Subsidiaries;

  (xv)        entered into interest rate swaps and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk); or

  (xvi)       agreed or committed to do any of the foregoing.

  (b)          Since the Parent Balance Sheet Date, Parent and its Subsidiaries have not taken any action or inaction outside of the ordinary course of business consistent with past practices with the intent of reducing working capital, including accelerating or decelerating any scheduled receipts or payments or incurring any additional indebtedness for borrowed money (except for (i) financing of equipment or vehicle purchases incurred in the ordinary course of business or (ii) indebtedness under its senior credit facility with PNC Bank, N.A.).  Since the Parent Balance Sheet Date, Parent and its Subsidiaries have not declared or paid any dividends or distributions (whether in cash, stock or property or any combination thereof) or repurchased any shares of capital stock or other equity interests.

6.20         Customers and Suppliers.  Schedule 6.20 sets forth (i) each of Parent’s and its Subsidiaries’ ten largest customers as a percentage of Parent’s consolidated revenue for the year ended June 30, 2009 and (ii) each of Parent’s and its Subsidiaries’ ten largest suppliers as a percentage of Parent’s consolidated purchases for the year ended June 30, 2009.  Except as set forth on Schedule 6.20, since June 30, 2009, no customer or supplier listed or required to be listed on Schedule 6.20 has terminated its relationship with Parent or any of its Subsidiaries or materially reduced or changed the price, volume or other terms of its business with Parent or any of its Subsidiaries and, to Parent’s Knowledge, no such customer or supplier has notified Parent or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing, volume or other terms of its business with Parent or any of its Subsidiaries.

6.21         No Brokers.  Except for Duff & Phelps, LLC and Duff & Phelps Securities, LLC and as set forth on Schedule 6.21, no broker, finder or similar agent has been employed by or on behalf of Parent or any of its Subsidiaries, and no Person with which Parent or any of its Subsidiaries has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.  Parent has made available to the Company, for informational purposes only, a true and complete copy of all agreements between Parent or any of its Subsidiaries and Duff & Phelps, LLC and Duff & Phelps Securities, LLC, pursuant to which such firm would be entitled to any payment relating to this Agreement or the transactions contemplated hereby.

6.22         Opinion of Financial Advisors.  The Parent Board has received an opinion of Duff & Phelps, LLC, dated on or about the date of this Agreement, a copy of which will be provided, solely for informational purposes only, to the Company promptly after the date hereof.

6.23         No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any obligation or liability (whether or not accrued, absolute, contingent, unliquidated or otherwise), except for (i) liabilities specifically reflected and reserved against on the Parent Balance Sheet, (ii) liabilities permitted or contemplated by this Agreement, (iii) liabilities that have arisen after the Parent Balance Sheet Date in the ordinary course of business consistent with past practices that are not material, individually or in the aggregate, to Parent and its Subsidiaries taken as a whole, (iv) liabilities listed on Schedule 6.23 or (v) liabilities that would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

6.24         Antitakeover Statutes and Related Matters.  Parent has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from the supermajority voting provisions of Section 203 of the DGCL, and, accordingly, neither such Section 203 nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions.  To Parent’s Knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement or any of the transactions contemplated hereby.

6.25         No Additional Representations.  Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1           Charter Amendment; Conversion of Parent Series A Preferred.  From and after the Closing, Parent shall use its commercially reasonable efforts to cause the approval of an amendment and restatement to Parent’s Certificate of Incorporation in the form attached hereto as Exhibit K (the “Charter Amendment”).  In connection with this requirement, subject to applicable Law and Parent obtaining all necessary consents and approvals, Parent shall use its commercially reasonable efforts to cause (i) the Parent Board to resolve to recommend that Parent’s stockholders approve the Charter Amendment and direct that the Charter Amendment be submitted to Parent’s stockholders for approval, (ii) an irrevocable written consent (the “Parent Stockholder Consent”) to be executed and delivered by the requisite number of Parent’s stockholders to approve the Charter Amendment and (iii) the preparation of an information statement in accordance with Regulation 14C promulgated under the Exchange Act (the “Information Statement”) and shall (A) file such Information Statement with the SEC not later than ten Business Days after Parent’s receipt of the Parent Stockholder Consent and (B) mail such Information Statement to the Parent’s stockholders that did not execute and deliver the Parent Stockholder Consent (along with notice of the Parent Stockholder Consent in accordance with Section 228 of the DGCL and Parent’s certificate of incorporation and bylaws) not later than five Business Days after Parent’s receipt of confirmation that the SEC has no further comments on the Information Statement.  The Information Statement shall provide that the Charter Amendment will become effective 20 days after the Information Statement is mailed to such stockholders, and Parent shall file the Charter Amendment with the Secretary of State of the State of Delaware on the first Business Day after such 20-day period has expired.  Parent agrees that upon the filing with and acceptance by the Secretary of State of the State of Delaware of the Charter Amendment, the Parent Series A Preferred Stock shall automatically convert to Parent Common Stock in accordance with the terms of the Certificate of Designation for the Series A Preferred Stock, and there shall be no shares of Parent Series A Preferred Stock outstanding immediately after such conversion.

7.2           Controlling Stockholders.  As of the date hereof, Parent, the Sponsor Funds and HM Unitek Coinvest, LP (collectively, the “Controlling Stockholders”) have entered into the Voting Agreement attached hereto as Exhibit L whereby the Controlling Stockholders have irrevocably agreed, among other things, to approve the Charter Amendment in accordance with the terms and conditions set forth therein.

7.3           Special Committee; Certain Negative Covenants.  Parent shall cause a special committee of its board of directors (the “Special Committee”) to be established immediately after the Closing, with the Special Committee consisting of three members of the Parent Board, comprised of the two current directors (each, including any duly appointed successor, a “Continuing Director Designee”) of the Parent Board set forth on Exhibit M under the heading “Continuing Directors” and one Independent Director (including any duly appointed successor, the “Independent Director Designee”) appointed by a majority-in-interest of the Parent Board.  In the event that (i) a Continuing Director Designee ceases to serve as a member of the Parent Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with a member of the Parent Board to be chosen by the other Continuing Director Designee, or in the absence thereof by the Parent Representative, or (ii) the Independent Director Designee ceases to serve as a member of the Parent Board or the Special Committee, the resulting vacancy on the Special Committee shall be filled with an Independent Director to be chosen by a majority-in-interest of the Parent Board, and the Parent will take all such actions as are necessary to cause such replacements to be made in accordance with this sentence.  Parent shall not increase or decrease the number of members on the Special Committee.  Parent shall provide appropriate funding, as determined by the Special Committee, for the payment to any advisors or legal counsel retained by the Special Committee and for ordinary administrative expenses of the Special Committee that are necessary or appropriate in carrying out its duties.  From and after the Closing, until such time as the Special Committee ceases to exist in accordance with the terms of the Charter Amendment, Parent and its Subsidiaries shall not take any of the following actions without the prior approval of a majority of the members of the Special Committee:

  (a)           amend or in any way modify the certificate of incorporation of Parent (other than as set forth in the Charter Amendment), any certificate of designation, Parent’s bylaws or any other agreement of Parent or any of its Subsidiaries, in each case, in a way that would (i) amend or modify the rights, privileges or preferences of the Parent Series A Preferred Stock or the Parent Series B Preferred Stock or (ii) amend or modify the provisions regarding the rights of the Special Committee;

  (b)           issue any additional shares of the Parent Series A Preferred Stock or the Parent Series B Preferred Stock to any Affiliated Party, other than pursuant to the Credit Support Agreement;

(c)           amend or in any way modify, or waive any right with respect to, any term or provision of the BMO Loan Documents, except as set forth in the Credit Support Agreement;

(d)           refinance or otherwise restructure the BMO Loan, except as set forth in the Credit Support Agreement;

(e)           for so long as the Controlling Stockholders collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least thirty five percent (35%) of the total number of the then-outstanding shares of Parent Common Stock (including Parent Preferred Stock calculated on an as-if-converted basis), enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any Affiliated Party (including any securities issuance), except for employment arrangements and benefit programs (including equity incentive plans) as approved by the Parent Board or the compensation committee of the Parent Board and except as otherwise expressly contemplated by this Agreement;

(f)           amend, modify or supplement any provision of, or agree to the buyout of, the HM Monitoring and Oversight Agreement other than as permitted therein; or

(g)           make any determination as to the form of payment of any fees or interest payments owed pursuant to the Credit Support Agreement; provided, that if any of the Unitek Credit Agreements do not permit the borrowers thereunder to make dividends to the Obligors (as defined in the Credit Support Agreement) to pay such fees or interest payments in cash, then such fees and interest payments shall be paid in shares of Parent Series B Preferred Stock; provided, further, that if the Special Committee has not made a determination as to such payment before it is due, then such payment shall be paid in shares of Parent Series B Preferred Stock.

Also, the Special Committee shall have the right at any time to cause the Parent Board to discuss and take such actions as are reasonably necessary to determine if the BMO Loan could be refinanced on terms more favorable to Parent and its Subsidiaries (or otherwise repaid or eliminated), and in such case the Parent Board shall have the obligation to review with Parent’s management and third party advisors any alternative financing options and the Parent Board shall have the obligation to consider in good faith taking such action as is reasonably necessary to refinance the BMO Loan on more favorable terms to Parent and its Subsidiaries than those in place at such time; provided, however, that such right may only be exercised two times by members of the Special Committee in the aggregate during any twelve-month period.

Lastly, the Special Committee shall have the right, power, and authority to specifically enforce the right to approve certain actions requiring the consent of the Special Committee or to specifically enforce the rights of Parent and its Subsidiaries or the Special Committee with respect to any covenants, in each case as and only to the extent set forth herein and in any of the agreements included as exhibits to this Agreement in which the Special Committee is expressly granted third party beneficiary rights.

7.4           Company Stock Options.  Parent shall cause there to be no further options or other Rights granted on or after the Closing Date pursuant to the Company Stock Option Plan, and shall cause there to be a Registration Statement filed on Form S-8 with the SEC as promptly as practicable following the Effective Time with respect to all shares of Parent Common Stock into which grants outstanding prior to the Effective Time under the Company Stock Option Plan are exercisable or may become exercisable following the Effective Time.

7.5          Indemnification.

(a)           For a period of six years after the Closing Date, Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to amend, repeal or modify any provision in Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ certificate or articles of incorporation or bylaws (or other organizational documents) or in any indemnification agreements, if any, in effect immediately prior to the Effective Time, relating to the exculpation or indemnification (or advancement of expenses provisions with respect thereto) of any officers, employees, members, managers and directors (unless required by Law), it being the intent of the parties hereto that the past and present officers, employees, members, managers and directors of Parent, the Company and their respective Subsidiaries shall continue to be entitled to such exculpation and indemnification (and advancement of expenses provisions with respect thereto) to the full extent provided in such certificate or articles of incorporation or bylaws (or other organizational documents) or indemnification agreements.  From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its and Parent’s Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.5 without limit as to time.

(b)           At and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each current and former director, member, manager, officer or employee of Parent, the Company or any of their respective Subsidiaries and each Person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Parent, the Company or any of their respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, member, manager, director or other fiduciary in any entity if such service was at the request or for the benefit of Parent or the Company, as applicable).  In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such Action.

(c)           For a period of six years from the Effective Time, Parent shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of immediately prior to the Effective Time maintained by Parent, the Company and their respective Subsidiaries with respect to matters arising on or before the Effective Time and/or (ii) a “tail” policy under the Parent’s and the Company’s existing directors’ and officers’ insurance policy that covers those Persons who are currently covered by Parent’s and the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, is from a carrier with comparable credit ratings to Parent’s or the Company’s, as applicable, existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favorable to the insured than those of Parent’s or the Company’s, as applicable, directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Parent or the Company, as applicable, prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)           Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5.

(e)           The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such D&O Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of Parent, the Company or any of their respective Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL (or any other applicable Law) or otherwise.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.5 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties.

(f)           If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.5.

7.6          Further Assurances; Cooperation.  From and after the Closing, the parties hereto agree to execute and deliver all documents, provide all information and take such actions as may be requested by another party hereto and as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

7.7         Employees and Employee Benefits.

(a)           Parent and the Company agree to honor, and to cause the Surviving Corporation and each of their respective Subsidiaries to honor, from and after the Effective Time, all of the Parent Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by their terms.

(b)           For purposes of eligibility and vesting (other than for benefit accrual under a defined benefit plan) as well as for purposes of calculating vacation or severance benefits, if applicable, under the employee benefit plans of Parent, the Company and their Subsidiaries or the Surviving Corporation and its Subsidiaries providing benefits to employees of Parent and its Subsidiaries as of the Closing (the “Parent Employees”) after the Effective Time (the “New Plans”), each Parent Employee shall be credited with his or her years of service with Parent and its Affiliates before the Effective Time, to the same extent as such Parent Employee was entitled, before the Effective Time, to credit for such service under any similar Parent Plans, provided that such service will not be credited to the extent it would result in duplication of benefits.  In addition, and without limiting the generality of the foregoing: (i) each Parent Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Parent Plan in which such Parent Employee participated immediately before the Effective Time (such plans, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Parent Employee, Parent and the Company shall cause, or cause the Surviving Corporation and each of their respective Subsidiaries to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such requirements would not have applied under the comparable Parent Plan that employee and his or her covered dependents participated in prior to the Effective Time, and Parent and the Company shall cause, or cause the Surviving Corporation and each of their respective Subsidiaries to cause, any eligible expenses incurred by such employee and his or her covered dependents during the portion of the applicable plan year ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  The applicable plan year shall be either the plan year of the Old Plan or the New Plan, as elected by the Surviving Corporation.

7.8           Certain Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which are payable under applicable Law in connection with the transactions contemplated by this Agreement.  Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of the Former Company Stockholders.

7.9           Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10           Parent Board.  Immediately following the Effective Time, Parent shall take all actions as may be necessary to cause the Parent Board to be comprised of (i) those current directors of the Parent Board set forth on Exhibit M under the heading “Continuing Directors” and (ii) those directors designated by the Company (each a “Company Designee”) as set forth on Exhibit M under the heading “Company Designees.”  At the first annual meeting of Parent following the Closing, Parent shall use commercially reasonable efforts to cause each Company Designee to be elected and ratified to the Parent Board.

7.11           Repayment of Parent Indebtedness.  Parent and the Surviving Corporation shall cause the applicable portion of the proceeds received in respect of the issuance by the Company of the Company Preferred Stock to be used to repay all amounts due to PNC Bank, N.A. to terminate its credit facility with Parent on the Closing Date, pursuant to the PNC Payoff Letter.

ARTICLE VIII

CONDITION TO CLOSING; TERMINATION OF AGREEMENT

8.1          Condition to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the condition that the Company Stockholder Approval shall have been obtained and evidence thereof delivered to each party hereto.

8.2         Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of Parent and the Company; or

(b)           by either Parent or the Company, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the close of business on the date hereof.

If this Agreement is terminated pursuant to this Section 8.2, then this Agreement shall terminate (except for the provisions of this Section 8.2), and there shall be no other liability on the part of the Company, Merger Sub or Parent to the other except as provided for in the Confidentiality Agreement, dated April 9, 2009 (the “Confidentiality Agreement”), by and between Unitek USA, LLC and Parent.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION; LIMITATIONS

9.1          Survival of Representations, Warranties and Covenants.

(a)           The representations and warranties of the Company in Article V and of Parent and Merger Sub in Article VI (including, in each case, the schedules and exhibits attached hereto and any certificate delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Effective Time and shall terminate at 5:00 p.m. Eastern Time on the six-month anniversary of the Closing Date except, in all cases, with respect to any claim made with reasonable specificity by the party seeking to be indemnified within such six-month period, which shall survive until such claim is finally and fully resolved.

(b)           The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement (including the schedules and exhibits attached hereto and any certificate delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Effective Time in accordance with their respective terms.

9.2          Indemnification for Parent Claims.  Subject to the other provisions of this Article IX, the Indemnity Escrow Shares shall be available to indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their respective officers, directors, employees, partners, members, agents and Affiliates (collectively, the “Parent Indemnified Parties”) against any and all Losses actually incurred by any such Parent Indemnified Parties as a result of, with respect to or in connection with the failure of any representation or warranty of the Company set forth in Article V to be true and correct in all respects as of the date of this Agreement and immediately prior to the consummation of the transactions contemplated hereby (except in the case of any representation and warranty that addresses matters as of an earlier date or dates, which such representation and warranty shall be true and correct as of such date or dates).

9.3           Indemnification for Company Claims.  Subject to the other provisions of this Article IX, the Parent shall (only by way of issuance of additional shares of Parent Common Stock, with each such share deemed to be valued at Market Value for purposes hereof, and with the aggregate amount of Parent Common Stock available to satisfy such indemnity equal to 10,980,000 shares (together with any securities distributed in respect of or in exchange for any of such shares (on an as-if issued basis), whether by way of stock dividends, stock splits or otherwise, the “Company Indemnity Shares”)) indemnify, defend and hold harmless the Former Company Stockholders and each of their respective officers, directors, employees, partners, members, agents and Affiliates (collectively, the “Company Indemnified Parties” and together with the Parent Indemnified Parties, the “Indemnified Parties”) against any and all Losses actually incurred by any such Company Indemnified Parties as a result of, with respect to or in connection with the failure of any representation or warranty of Parent set forth in Article VI to be true and correct in all respects as of the date of this Agreement and immediately prior to the consummation of the transactions contemplated hereby (except in the case of any representation and warranty that addresses matters as of an earlier date or dates, which such representation and warranty shall be true and correct as of such date or dates).

9.4          Limitations.

(a)           Notwithstanding anything to the contrary in this Agreement, (i) the indemnification obligations under Section 9.2 shall be satisfied solely by the distribution and/or cancellation of Indemnity Escrow Shares in accordance with Section 9.5(c) and in no event shall the indemnification obligations under Section 9.2 exceed the Indemnity Escrow Shares or require any payment or other obligation of any indemnifying party, or (ii) the indemnification obligations under Section 9.3 shall be satisfied solely by the issuance of the Company Indemnity Shares in accordance with Section 9.5(c) and in no event shall the indemnification obligations under Section 9.3 exceed the Company Indemnity Shares or require any payment or other obligation of any indemnifying party.

(b)           No claims shall be made by any Parent Indemnified Party for indemnification pursuant to Section 9.2 unless and until the aggregate amount of Losses for which the Parent Indemnified Parties seek to be indemnified pursuant to Section 9.2 exceeds $1,000,000 (the “Deductible Amount”), at which time the Parent Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible Amount, subject to the limitation set forth in Section 9.4(a)(i), and no claims shall be made by any Company Indemnified Party for indemnification pursuant to Section 9.3, unless and until the aggregate amount of Losses for which the Company Indemnified Parties seek to be indemnified pursuant to Section 9.3 exceeds the Deductible Amount, at which time the Company Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Deductible Amount, subject to the limitation set forth in Section 9.4(a)(ii).  Notwithstanding the foregoing, the Deductible Amount shall not apply to any indemnification obligations relating to Losses (i) arising under Section 9.2 as a result of, with respect to or in connection with the failure of any representation or warranty of the Company set forth in Section 5.18(b) or arising under Section 9.3 as a result of, with respect to or in connection with the failure of any representation or warranty of Parent set forth in Section 6.19(b) or (ii) resulting from fraud or intentional misrepresentation.

(c)           The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Parent or Merger Sub, any agent of Parent or Merger Sub or the Parent Representative with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Sub, any agent of Parent or Merger Sub or the Parent Representative at any time, whether before or after the execution and delivery of this Agreement-or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(d)           The representations, warranties, covenants and obligations of Parent, and the rights and remedies that may be exercised by the Company Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by the Company, any agent of the Company or the Company Representative with respect to, or any knowledge acquired (or capable of being acquired) by the Company, any agent of the Company or the Company Representative at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(e)           The parties agree that, from and after the Closing, the sole and exclusive remedy (other than as described in Section 9.4(f)) for any Losses based upon, arising out of or otherwise in respect of matters set forth in this Agreement (including the schedules and any certificate delivered pursuant hereto, but, for the avoidance of doubt, excluding exhibits and any other agreements entered into in connection herewith) shall be the rights to indemnification set forth in this Article IX.

(f)           Notwithstanding anything in this Article IX to the contrary, nothing in this Agreement shall limit the right of any party to seek a preliminary or permanent injunction or specific performance of any covenant or agreement contained herein or in any exhibit, schedule, certificate or instrument or other agreement, whether or not contemplated herein.

(g)           The amount of any Losses subject to indemnification under this Article IX shall be reduced by the amounts actually recovered by the applicable Indemnified Parties under applicable insurance policies with respect to claims related to such Losses, net of all costs and expenses associated with the recovery thereof, including any premium increases, and net of the Deductible Amount applicable to such Losses.

(h)           For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any and all materiality or Material Adverse Effect qualifications (or similar qualifications, but not specific dollar thresholds) in the representations, warranties, covenants and agreements shall be disregarded (other than those set forth in Sections 5.6(b), 5.18(a), 5.21, 5.23, 6.6(b), 6.6(c), 6.19(a), 6.23, and other than those included in any references to any “Company Material Contract” or “Parent Material Contract,” which shall not be disregarded for purposes of determining the failure of any such representations or warranties to be true and correct).

9.5          Procedures.  The following procedures shall govern any claim for indemnification made pursuant to Sections 9.2 and 9.3, subject to the applicable limitations set forth in this Article IX, and shall be the exclusive remedy or method for resolving all disputes with respect to indemnification arising out of or related to this Article IX:

(a)           Notice of Losses by Parent Indemnified Parties.  Subject to the applicable limitations set forth in this Article IX, promptly after the discovery by the Parent Representative of any Loss or Losses that would reasonably be expected to give rise to a claim for indemnification hereunder, the Parent Representative shall deliver to the Company Representative written notice (a “Parent Claim”) thereof that specifies in reasonable detail (including supporting schedules or material) each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Parent Indemnified Party claims to be entitled hereunder; provided that no delay on the part of the Parent Representative in notifying the Company Representative shall diminish the rights of the Parent Indemnified Parties to obtain recovery for the Parent Claim except to the extent that the delay shall increase the amount of such Loss in the Parent Claim, and then only to such extent.  If the Company Representative objects to the indemnification of a Parent Indemnified Party in respect of any Loss or Losses specified in any Parent Claim, the Company Representative shall deliver a written notice to such effect to the Parent Representative within 30 days after receipt by the Company Representative of such Parent Claim (the “Notice of Disagreement”).  During the 30 days immediately following Parent Representative’s receipt of the Notice of Disagreement, the Company Representative and the Parent Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Loss or Losses set forth in the Parent Claim to which the Company Representative has objected.  If the Parent Representative and the Company Representative agree with respect to any of the Loss or Losses set forth in the Parent Claim, the Parent Representative and the Company Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent.  If the Parent Representative and the Company Representative are unable to resolve their differences with respect to any matters specified in the Notice of Disagreement by the end of such 30-day period, then the Parent Representative and the Company Representative shall jointly engage in a confidential mediation (the “Mediation”) an independent mediator (the “Mediator”) to resolve all matters that remain in dispute with respect to the Notice of Disagreement.  Such Mediator shall be an attorney specializing in commercial law who has been licensed to practice law in New York for 15 years and is selected by the New York, New York office of JAMS, provided that JAMS agrees upon its engagement to render a decision regarding the claim within 20 Business Days following the engagement, and if JAMS shall not so agree, the Mediator shall be an independent third party mutually agreeable to the Parent Representative and the Company Representative that shall agree to render a decision within such time period.  Each party shall be entitled to submit a written position paper in support of its position to the Mediator, and the parties shall thereafter be entitled to present their positions to the Mediator at a hearing to take place within such 20-Business Day period.  The Mediator shall choose one of the parties’ positions based solely upon the written submissions and hearing.  If only one written submission is made, the Mediator will choose that position and, if no written submissions are made, the Company Representative’s position shall be conclusive and binding.  Parent will pay the fees and expenses of the Mediation and the expenses, if any, incurred by each party in connection with the written submissions.  All determinations made by the Mediator will be in writing and will be final, conclusive and binding on the parties, and such Loss or Losses shall thereafter be treated as an Agreed Claim for the amount determined in accordance with this Section 9.5(a) for purposes of Section 9.5(c).

(b)           Notice of Losses by Company Indemnified Parties.  Subject to the applicable limitations set forth in this Article IX, promptly after the discovery by the Company Representative of any Loss or Losses that would reasonably be expected to give rise to a claim for indemnification hereunder, the Company Representative shall deliver to the Parent Representative written notice (a “Company Claim”) thereof that specifies in reasonable detail (including supporting schedules or documentary material) each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Company Indemnified Party claims to be entitled hereunder; provided that no delay on the part of the Company Representative in notifying the Parent Representative shall diminish the rights of the Company Indemnified Parties to obtain recovery for the Company Claim except to the extent that the delay shall increase the amount of such Loss in the Company Claim, and then only to such extent.  If the Parent Representative objects to the indemnification of a Company Indemnified Party in respect of any Loss or Losses specified in any Company Claim, the Parent Representative shall deliver a Notice of Disagreement to the Company Representative within 30 days after receipt by the Parent Representative of such Company Claim.  During the 30 days immediately following Company Representative’s receipt of the Notice of Disagreement, the Company Representative and the Parent Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Loss or Losses set forth in the Company Claim to which the Parent Representative has objected.  If the Parent Representative and the Company Representative agree with respect to any of the Loss or Losses set forth in the Company Claim, the Parent Representative and the Company Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent.  If the Parent Representative and the Company Representative are unable to resolve their differences with respect to any matters specified in the Notice of Disagreement by the end of such 30-day period, then the Parent Representative and the Company Representative shall jointly engage a Mediator to resolve all matters that remain in dispute with respect to the Notice of Disagreement in a confidential Mediation.  Such Mediator shall be an attorney specializing in commercial law who has been licensed to practice law in New York for 15 years and is selected by the New York, New York office of JAMS, provided that JAMS agrees upon its engagement to render a decision regarding the claim within 20 Business Days following the engagement, and if JAMS shall not so agree, the Mediator shall be an independent third party mutually agreeable to the Parent Representative and the Company Representative that shall agree to render a decision within such time period.  Each party shall be entitled to submit a written position paper in support of its position to the Mediator, and the parties shall thereafter be entitled to present their positions to the Mediator to take place within such 20-Business Day period.  The Mediator shall choose one of the parties’ positions based solely upon the written submissions and hearing.  If only one written submission is made, the Mediator will choose that position, and, if no submissions are made, the Parent Representative’s position shall be conclusive and binding.  Parent will pay the fees and expenses of the Mediation and the expenses, if any, incurred by each party in connection with the written submissions.  All determinations made by the Mediator will be in writing and will be final, conclusive and binding on the parties and such Loss or Losses shall thereafter be treated as an Agreed Claim for the amount determined in accordance with this Section 9.5(b) for purposes of Section 9.5(c).

(c)           Agreed Claims.  Claims for Losses specified in any Parent Claim to which the Company Representative did not object in writing within 30 days of receipt of such Parent Claim, Claims for Losses specified in any Company Claim to which the Parent Representative did not object in writing within 30 days of receipt of such Company Claim, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.5(a) or Section 9.5(b), and claims for Losses the validity and amount of which have been the subject of resolution by mediation or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.”  Within ten Business Days after the determination of an Agreed Claim (i) for the benefit of the Parent Indemnified Parties (to the extent all such Agreed Claims for the benefit of the Parent Indemnified Parties, in the aggregate, exceed the Deductible), Parent, the Parent Representative and the Company Representative shall instruct the Escrow Agent to release to Parent from the Indemnity Escrow Shares that number of shares of Parent Common Stock having an aggregate Market Value equal to the amount of such Agreed Claim (and Parent agrees to then immediately cancel and retire such released Parent Common Stock) in accordance with the Escrow Agreement, or (ii) for the benefit of the Company Indemnified Parties (to the extent all such Agreed Claims for the benefit of the Company Indemnified Parties, in the aggregate, exceed the Deductible), the Parent Representative and the Company Representative shall instruct Parent to issue (and Parent shall issue) to the Former Company Stockholders from the Company Indemnity Shares that number of shares of Parent Common Stock having an aggregate Market Value equal to the amount of such Agreed Claim.  Notwithstanding anything to the contrary herein, no Company Indemnity Shares will be issued after the fifth anniversary of the Closing Date.

(d)           Remaining Escrow.  All property held as part of the Indemnity Escrow Shares that is not required to satisfy an Agreed Claim and is not subject to a pending Parent Claim shall be released to the Former Company Stockholders not later than the third Business Day after the six-month anniversary of the Closing Date in accordance with the Escrow Agreement.  Notwithstanding anything to the contrary herein, all property held as part of the Indemnity Escrow Shares on the fifth anniversary of the Closing Date shall be released to the Former Company Stockholders in accordance with the Escrow Agreement.

9.6         Company Representative.

(a)           The Company hereby initially appoints HM Capital Partners LLC (together with its permitted successors, the “Company Representative”), as of the Effective Time to: (i) give and receive notices and communications (on behalf of itself or any other Company Indemnified Party) to or from Parent, the Surviving Corporation and the Parent Representative (on behalf of himself or any other Parent Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Parent (including for further issuance to the Former Company Stockholders) of shares of Parent Common Stock from the Indemnity Escrow Shares and instruct Parent to release Company Indemnity Shares; (iii) provide notice of any Company Claims or object to any Parent Claims pursuant to Section 9.5; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to mediation and comply with orders of courts and awards of mediators with respect to, such Parent Claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to mediation and comply with orders of courts and awards of mediators with respect to, any Company Claim; and (vi) take all actions necessary or appropriate in the judgment of the Company Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Company Representative may be replaced upon its dissolution or resignation by a majority of the Company Designees.  No bond shall be required of the Company Representative, and the Company Representative shall receive no compensation for its services.  The Company Representative accepts its appointment hereunder.

(b)           The Company Representative shall not be liable to any Person for any act done or omitted hereunder as the Company Representative except for such acts or omissions that constitute gross negligence or bad faith on the part of the Company Representative.  The Company Representative shall be reimbursed for reasonable expenses incurred in the performance of its duties (including the reasonable fees of counsel), and such fees shall be paid by Parent.

9.7         Parent Representative.

(a)           Parent hereby initially appoints Rich Berliner (together with his permitted successors, the “Parent Representative”), as of the Effective Time to: (i) give and receive notices and communications (on behalf of himself or any other Parent Indemnified Party) to or from Parent, the Company Representative (on behalf of itself or any other Company Indemnified Party) and the Surviving Corporation and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Parent (including for further issuance to the Former Company Stockholders of shares of Parent Common Stock) from the Indemnity Escrow Shares and instruct Parent to release Company Indemnity Shares; (iii) provide notice of any Parent Claims or object to any Company Claims pursuant to Section 9.5; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to mediation and comply with orders of courts and awards of mediators with respect to, such Company Claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to mediation and comply with orders of courts and awards of mediators with respect to, any Parent Claim; and (vi) take all actions necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Parent Representative may be replaced upon his death, incapacity or resignation by a majority of the Special Committee, or in the absence thereof by a majority of the Independent Directors.  No bond shall be required of the Parent Representative, and the Parent Representative shall receive no compensation for his services.  The Parent Representative accepts his appointment hereunder.

(b)           The Parent Representative shall not be liable to any Person for any act done or omitted hereunder as the Parent Representative except for such acts or omissions that constitute gross negligence or bad faith on the part of the Parent Representative.  The Parent Representative shall be reimbursed for reasonable expenses incurred in the performance of his duties (including the reasonable fees of counsel), and such fees shall be paid by Parent.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1       Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that other than as set forth below the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The equitable remedies described in this Section 10.1 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement are permitted to elect to pursue in accordance with this Agreement.

10.2       Expenses.  Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

10.3         Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto.

10.4         Third Party Beneficiaries.  Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than (i) the parties hereto and their respective successors and permitted assigns, (ii) the past and present officers, employees, directors, members and managers of the Company and its Subsidiaries, who shall be third-party beneficiaries of Section 7.5 and Section 7.7, (iii) the Persons protected by Section 10.15, who shall be third-party beneficiaries of Section 10.15, (iv) the indemnification provisions in Article IX are intended to benefit the applicable Indemnified Parties, and each Indemnified Party shall be deemed a third-party beneficiary of such provisions of this Agreement and this Agreement shall be enforceable by the applicable Indemnified Parties to that extent and (v) until such time as the Special Committee ceases to exist in accordance with the terms of the Charter Amendment, the members of the Special Committee shall be third party beneficiaries and shall be entitled to enforce the right to approve certain actions requiring the consent of the Special Committee or to enforce the rights of the Special Committee as set forth herein.

10.5         Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and shall be deemed to have been given (i) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (ii) one Business Day after deposit with Federal Express or similar overnight courier service, or (iii) three Business Days after being mailed by registered, certified or first class mail, return receipt requested.  Notices and any other communications to the Company, the Company Representative, Parent, Merger Sub and the Parent Representative shall be sent to the addresses indicated below:

If to the Company:

Unitek Holdings, Inc.
c/o Unitek USA, LLC
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, Pennsylvania 19422
Attention:  Peter Giacalone
Fax:  (267) 464-1733

with a copy to:

Unitek Holdings, Inc.
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention:  Peter Brodsky
Fax:  (214) 720-7888

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  S. Scott Parel
Fax:  (212) 310-8007

If to the Company Representative:

HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention:  Peter Brodsky
Fax:  (214) 720-7888

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  S. Scott Parel
Fax:  (212) 310-8007

If to Parent or Merger Sub:

Berliner Communications, Inc.
18-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Attention:  General Counsel
Fax:  (201) 794-8974

with a copy to:

Rich Berliner
18-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Fax:  (201) 794-8974

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Robert M. Hayward, P.C.
Roger D. Rhoten
Fax:  (312) 862-2200

If to the Parent Representative:

Rich Berliner
18-01 Pollitt Drive
Fair Lawn, New Jersey 07410
Fax:  (201) 794-8974

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Robert M. Hayward, P.C.
Roger D. Rhoten
Fax:  (312) 862-2200

or to such other address with respect to a party as such party notifies the other in writing as above provided.

10.6         Complete Agreement.  This Agreement and the schedules and exhibits hereto and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings (including any term sheets or letters of intent), whether written or oral, between the parties hereto that may have related to the subject matter hereof in any way.

10.7         Captions; References.  The captions and table of contents contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a Section of this Agreement, exhibit to this Agreement or a Schedule to this Agreement, as applicable.  The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The use of the terms “include” or “including” and variations thereof shall not be deemed to be terms of limitation, but rather shall mean “including, without limitation.”

10.8         Amendment.  This Agreement and the exhibits hereto may be amended or modified only by an instrument in writing duly executed by the parties hereto.

10.9         Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.10       Governing Law.  THE PROVISIONS OF THIS AGREEMENT AND ALL OF THE DOCUMENTS DELIVERED PURSUANT HERETO, THEIR EXECUTION, PERFORMANCE OR NONPERFORMANCE, INTERPRETATION, TERMINATION, CONSTRUCTION AND ALL MATTERS BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (WHETHER IN EQUITY, LAW OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS, BOTH PROCEDURAL AND SUBSTANTIVE, OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS THAT IF APPLIED MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.11       Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY OR AGAINST IT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12       Venue.  EXCEPT AS SET FORTH IN SECTIONS 9.5(A) AND 9.5(B), ANY ACTION, CLAIM, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT OF COMPETENT JURISDICTION IF SUCH STATE OR FEDERAL COURTS IN NEW YORK DO NOT HAVE JURISDICTION OVER SUCH MATTER, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED.

10.13       Exclusive Jurisdiction.  Each of the parties hereto hereby submits to the jurisdiction of any state or federal court sitting in New York City, New York, in any action arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of such action may be heard and determined in any such court.  Each party hereto also agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

10.14     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Upon such determination that any term or other provision is prohibited or invalid under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.15     Non-Recourse.

(a)           No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of Parent or Merger Sub or any of their respective Affiliates shall have any liability for any obligations or liabilities of Parent or Merger Sub under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(b)           No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of the Company or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Company or Parent under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(c)           Notwithstanding anything to the contrary in Sections 10.15(a) and (b), the provisions of this Section 10.15 shall not (i) limit or modify the rights or obligations of any Person that is an express party to any agreement entered into in connection with the transactions contemplated hereby, or (ii) limit the availability of the Indemnity Escrow Shares or the Company Indemnity Shares for the applicable indemnification obligations set forth in Article IX.

10.16     Counterparts; Electronic Transmission.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or other electronic transmission followed promptly by an executed original), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BERLINER COMMUNICATIONS, INC.

By:	/s/ Rich Berliner
Name:	Rich Berliner
Title:	President

BCI EAST, INC.

By:	/s/ Nicholas Day
Name:	Nicholas Day
Title:	Secretary

UNITEK HOLDINGS, INC.

By:	/s/ David W. Knickel
Name:	David W. Knickel
Title:	Vice President and Secretary

COMPANY REPRESENTATIVE:

HM Capital Partners LLC

By:	/s/ David W. Knickel
Name:	David W. Knickel
Title:	Vice President, Chief Financial Officer
and Secretary

PARENT REPRESENTATIVE:

/s/ Rich Berliner
Rich Berliner

Signature Page to
Agreement and Plan of Merger

Exhibit M

Initial Parent Directors

Continuing Directors
Rich Berliner
Mark Dailey

Company Designees
Pete Giacalone
Scott Hisey
Peter Brodsky
Dean MacDonald
Joe Colonnetta
Richard Siber
Dan Hopkin

M-1

Exhibit N

Affiliated Parties

HM Capital Partners LLC and any fund or management company Affiliated with HM Capital Partners LLC.

Any company controlled by HM Capital Partners LLC (or any fund or management company Affiliated with HM Capital Partners LLC) after the Effective Time, other than Parent and its Subsidiaries.

N-1